EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
between

Microchip Technology (Barbados) II Incorporated
and
ISSC Technologies Corp.

Dated as of May 22, 2014

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 22, 2014, is being entered into by and between Microchip Technology (Barbados) II Incorporated, an exempted company incorporated with limited liability with company number 250343 and in existence under the laws of the Cayman Islands with its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and having a branch office in the Republic of China (the "ROC") at 30F-1, No.8, Min-Chuan 2nd Road, Kaohsiung, 80661, ROC ("Merger Sub") and ISSC Technologies Corp., a company incorporated and in existence under the laws of the ROC with a principal place of business at 5F., No.5, Industry East 7th Road, Hsinchu Science Park, Hsinchu City 30077, ROC (the "Company").
RECITALS
WHEREAS, Merger Sub is an indirect subsidiary of Microchip Technology  Incorporated, a company incorporated and in existence under the laws of state of Delaware ("Parent"), with a principal place of business at 2355 West Chandler Blvd., Chandler, Arizona, USA;
WHEREAS, it is proposed that Merger Sub will commence a public tender offer pursuant to applicable laws and regulations of the ROC to purchase all of the issued and outstanding shares of common stock of the Company ("Shares"), for the Merger Consideration (as defined in Section 4.1(a) hereof) ("Offer");
WHEREAS, it is also proposed that, following the Offer, Merger Sub will merge with the Company, with Merger Sub as the surviving corporation, on the terms and subject to the conditions set forth herein (the "Merger");
WHEREAS, the Board of Directors of Merger Sub has approved this Agreement and declared it advisable for Merger Sub and the Company to enter into this Agreement;
WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement (the "Company Board Determination"), and (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, subject to the approval of the shareholders' meeting of the Company and the required regulatory approvals;
WHEREAS, it is the understanding between the parties hereto that to induce the Company to enter into this Agreement, the Parent has agreed to guarantee the performance of the obligations of Merger Sub under this Agreement by executing a guarantee letter as of the date hereof; and
WHEREAS, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Merger Sub and the Company hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:
"Acquired Companies" means the Company and its Subsidiaries, collectively, and "Acquired Company" means any of them.
"Acquisition Proposal" means any offer or proposal (other than an offer or proposal by Merger Sub) relating to any Acquisition Transaction.
"Acquisition Trans
" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) of any business or assets of the Company or any of its Subsidiaries representing 10% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the Shares or (v) any combination of the foregoing (in each case, other than the Offer and the Merger).
"Affiliate" of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.
"Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the United States or the ROC or the GreTai Securities Market are authorized by Law or executed order to be closed.

"Company Business" means the business of the Acquired Companies as currently conducted by the Acquired Companies.
"Company Data" means all right, title and interest in and to the data contained in any databases owned and used by the Acquired Companies (including any and all Trade Secrets and User Data) and all other information and data compilations owned and used by, the Acquired Companies.
"Company IP" means (a) all Intellectual Property that is used or held for use by the Acquired Companies, or in which the Acquired Companies have (or purport to have) an ownership interest, and (b) all Intellectual Property Rights that are owned by, or licensed to the Acquired Companies, or claim or cover or are otherwise embodied in the Intellectual Property described in the foregoing clause (a), in the Company Data, in any Company Website or in any Company Product.
"Company IP Contract" means any Contract to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Acquired Companies (it being understood that licenses to Open Source Code to which the Acquired Companies are or were a party or by which the Acquired Companies are or were bound shall constitute Company IP Contracts).
"Company IT Systems" means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, owned by or licensed to the Acquired Companies, and used in the conduct of the Company Business.
"Company Plan" means any "employee benefit plan" other than any mandatory benefit plan as required by applicable Laws, including any stock purchase, stock option, severance, retirement, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employment or other material employee benefit plan, agreement, program, policy or other arrangement, whether formal or informal, written, legally binding or not, under which any current or former employee or director of the Company or any of its Subsidiaries has any present or future right to benefits or the Company or any of its Subsidiaries has had or has any current or future liability to or on behalf of any current or former employee, officer or director of the Company or any of its Subsidiaries (including an obligation to make contributions).
"Company Products" means any and all items, products and services marketed, sold, licensed, provided or distributed by Company and its Subsidiaries, and refers also to (i) all explanatory and informational materials concerning the Company Products and related technical documentation and (ii) all prior, present and future versions thereof (which includes works under development as of the date hereof and that the Company expects or intends to make available commercially after the date hereof).

"Company Software" means any Computer Software owned, developed (or currently being developed) by or for the Acquired Companies as part of or incorporated into any Company Product, or otherwise used in the operation of the Company Business.
"Company Website" means any public or private web site (whether an internet or intranet site), including all subpages thereof, owned, maintained, or operated by or on behalf of the Acquired Companies.
"Computer Software" means computer software, data files, source and object codes (including firmware), tools, user interfaces, systems architecture, developer kits, manuals and other specifications and documentation and all know-how and Trade Secrets embodied therein.
"Contract" means any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense, permit, franchise or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.
"control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
"Environmental Laws" means all Laws of the ROC or of the jurisdiction where the Subsidiary is incorporated protecting the quality of the ambient air, soil, surface water or groundwater, or indoor air, in effect as of the date of this Agreement and any common law related to such.
"Environmental Permits" means all permits, licenses, registrations and other authorizations currently required under applicable Environmental Laws.
"GAAP" means generally accepted accounting principles, as applied to the Company in the ROC, including International Financial Reporting Standards (IFRS), International Accounting Standards (IAS), and the interpretations thereof, each as endorsed by the FSC pursuant to the Regulations Governing the Preparation of Financial Reports by Securities Issuers (證券發行人財務報告編製準則).
"Governmental Authority" means any federal, state, provincial, county or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body in the ROC or otherwise.
"Intellectual Property" or "Intellectual Property Rights" means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all ROC, United States and foreign patents and utility models and applications therefore (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, "Patents"); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential information and all documentation therefore ("Trade Secrets"); (iii) all works of authorship, copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively, "Copyrights"); (iv) all industrial designs and any registrations and applications therefore; (v) all trade names, logos, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the Intellectual Property Office of the Ministry of Economic Affairs of the ROC, the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively, "Trademarks"); (vi) all other rights in databases and data collections (including knowledge databases, customer lists and customer databases); (viii) all rights to Uniform Resource Locators, website addresses and domain names (collectively, "Domain Names"); (ix) all moral rights to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, however denominated; and (x) any similar, corresponding or equivalent rights to any of the foregoing.
"knowledge," "knowledge of the Company," or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable inquiry) of the individuals set forth in Section 1 of the Company Disclosure Letter.
"Law" means any statute, law, ordinance, rule, regulation, order, judgment or decree.
"Liabilities" means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).
"Lien" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, non-statutory preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
"Material Adverse Effect" means any effect, change, event or circumstance (collectively, a "Change") that, individually or in the aggregate, has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), assets (tangible or intangible), liabilities (contingent or otherwise) or operations of the Acquired Companies taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that a Change shall not be deemed a Material Adverse Effect or considered in determining whether there has occurred (or would reasonably be expected to occur) a Material Adverse Effect, if (i) such Change results from (1) general changes, trends or developments in any of the industries in which the Company or any of its Subsidiaries operates, (2) changes in general economic, business, regulatory, political or market conditions or in national or global financial markets, (3) international calamity directly or indirectly involving the ROC, national calamity, an act of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof, an act of God or other force majeure events, (4) changes in any applicable Laws or GAAP or enforcement or interpretation thereof, (5) any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships, or loss of employees resulting in each case from the announcement or pendency of this Agreement, (6) shareholder class action or derivative litigation solely arising out of or relating to this Agreement or the proposed consummation of the Offer, the Merger or the other transactions contemplated by this Agreement (7) the failure of the Company to meet analysts' financial expectations or projections, published or internally prepared budgets, plans or forecasts, estimations or other financial performance measures or operating statistics (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (8) changes in trading volume or a decline in the Company's stock price (it being understood that the underlying causes of any such change or decline may be taken into account in determining whether a Material Adverse Effect has occurred), and (ii) with respect to clauses (1) through (4) above, the conditions or circumstances that caused such Change do not have an impact on the Acquired Companies, taken as a whole, that is in any material respect disproportionate to the average impact such conditions or circumstances have on the other companies in the Company's industry.
"Materials of Environmental Concern" means any pollutant, contaminant, hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws.
"Open Source Code" means any Computer Software that is distributed under "open source" or "free software" terms, including any Computer Software distributed under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Computer Software with any license term or condition that: (a) requires or could require or conditions or could condition the availability of the functions of such Computer Software over a computer network or the distribution of such Computer Software, on the disclosure, licensing, or distribution of any source code for any portion of such Computer Software or any derivative work of such Computer Software; or (b) requires such Computer Software or other software combined or distributed with such Computer Software be distributable at no charge.
"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.
"Personal Data" means a natural person's name, street address, postal code, telephone number, e-mail address, photograph, passport number, credit/debit card number, bank account number, or customer or account number, or any other piece of information that allows the identification of such natural person.
"Registered IP" means all Intellectual Property that is registered, filed, issued or granted under the authority of, with or by, any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, Domain Names and all applications for any of the foregoing.
"Subsidiary" of any Person means (i) a company more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly,

by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) any other Person of which stock or other equity interests having combined voting power to elect more than fifty percent (50%) of the board of directors, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, or (iii) any other Person in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.
"Superior Proposal" shall mean any bona fide, written Acquisition Proposal that did not result from a breach of Section 7.3(a), (b) or (c) (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then fully committed to the third party making such Acquisition Proposal pursuant to a customary commitment letter from a nationally recognized financial institution) and (ii) with respect to which the Company Board determines in good faith, after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account (A) all legal, financial, regulatory and other aspects of such Acquisition Proposal (including the Person or group of related Persons making the proposal), (B) all of the terms and conditions of such Acquisition Proposal (including any conditions, potential time delays or other risks to the consummation of such Acquisition Proposal), and (C) any counter offer or proposal made by Merger Sub pursuant hereto and within the time period required in Section 7.3(e) hereof, would be more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by the Offer and this Agreement; provided, that for purposes of this definition, each reference in the definition of "Acquisition Transaction" to "10%" shall be deemed to be a reference to "50%".
"Tax" (and, with correlative meaning, "Taxes") means any federal, state, provincial, local or foreign taxes of whatever kind or nature (together with all interest, penalties and additions imposed with respect to such amounts) imposed by a Governmental Authority including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation, margin or net worth, and taxes in the nature of excise, withholding, ad valorem or value added taxes.
"Tax Returns" means any foreign or domestic (whether national, federal, state, provincial, local or otherwise) return, declaration, statement, report, schedule, form or information return relating to Taxes, including, without limitation, any amended tax return, declaration of estimated tax or claim for refund.
"User Data" means any Personal Data or other data or information collected by or on behalf of the Acquired Companies from end users of any Company Website or any Company Product.

ARTICLE II
THE OFFER
Section 2.1    The Offer.

(a)    The Company hereby agrees to use its best efforts (i) to facilitate the review by the special committee of the Company Board (the "Offer Review Committee") of the Offer and (ii) subject to the fulfillment of the fiduciary duties of the Company Board under applicable Laws, to procure that the Company Board recommend the holders of Shares to accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (the "Company Recommendation"). Promptly after receipt of the documents relating to the Offer, the Company will publicly announce and file the Taiwan Financial Supervisory Commission (the "FSC") a statement for the required disclosure according to the applicable FSC tender offer rules, including, among others, the Company Board's and the Offer Review Committee's comments to the Company's shareholders regarding the Offer. The Company agrees that it will not provide any negative comments on the Offer.
(b)    Merger Sub will publicly announce the transactions contemplated by this Agreement on May 22, 2014, make applicable filings with the FSC for the Offer by May 23, 2014, and commence the Offer on May 26, 2014. The terms and conditions of the Offer are set out in the prospectus of the Offer. The Offer price per Share is NT$143.
(c)    The initial expiration of the Offer shall be on the 50th day after the commencement of the Offer (the period of the Offer, as it may be extended as below, shall be referred to as the "Offer Period"). As a condition for consummation of the Offer, the minimum number of the Shares tendered shall not be less than 27,300,429 (the "Minimum Shares"). If during the initial Offer Period any of the conditions of the Offer shall have not been satisfied or waived by Merger Sub (if permitted hereunder), Merger Sub may extend the Offer for an additional 30 days or such shorter period as permitted by applicable Law. So long as the Minimum Shares is tendered within the Offer Period and all conditions of the Offer have been satisfied or waived by Merger Sub, the closing of the Offer will take place within seven (7) Business Days after the expiration of the Offer Period.
(d)    On or before the date of commencement of the Offer, Merger Sub shall (i) file with the FSC the documents relating to the Offer as required by applicable Law or the FSC, which shall contain the prospectus and forms of the related letters of transmittal, public announcement and other ancillary documents and instruments required by applicable Law pursuant to which the Offer will be made (collectively with any supplements, amendments and exhibits thereto, and all deliveries, mailings and notices required by applicable Law, the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to the holders of Shares and/or be posted to the Market Observation Post System ("MOPS") to the extent required by applicable Law.
ARTICLE III
THE MERGER
Section 3.1    The Merger.
Upon the terms and subject to the satisfaction or, to the extent permitted by applicable Laws, waiver of the conditions set forth in this Agreement and in accordance with applicable Laws, at the Closing Date, the Company shall be merged with and into Merger Sub. Following the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation in the Merger (the "Surviving Corporation").
Section 3.2    Capital and Shares.
Upon the execution of this Agreement (i) the authorized share capital of Merger Sub is US$10,000,000,000, divided in 10,000,000,000 shares with a par value of US$1.00 per share, of which 3,021,456,271.47 shares have been issued, and (ii) the authorized capital of the Company is NT$1,000,000,000, divided into 100,000,000 shares with a par value of NT$10 per share, and the paid-in capital of the Company is NT$673,377,040, divided into 67,337,704.
Section 3.3    Closing.
The closing of the Merger (the "Closing") shall take place as soon as practicable on a date as mutually agreed upon by the Company Board and the board of directors of the Merger Sub but in no event later than the 30th Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Lee and Li, Attorneys-at-Law, 9F, No. 201, Tun Hua N. Road, Taipei 105, Taiwan, ROC, unless another date, time or place is agreed to in writing by Merger Sub and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date").
Section 3.4    Effects of the Merger.
The Merger shall have the effects set forth in this Agreement and in the relevant provisions of applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Closing Date, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation and be transferred to the Taiwan branch office of the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation and be transferred to the Taiwan branch office of the Surviving Corporation.
Section 3.5    Memorandum and Articles of Association.
(a)    At the Closing Date, the memorandum and articles of association of Merger Sub as in effect immediately prior to the Closing shall be the memorandum and articles of association of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law. No amendments will be made to the memorandum and articles of association of the Surviving Corporation.
(b)    At the Closing Date, the name of Surviving Corporation is "Microchip Technology (Barbados) II Incorporated."
Section 3.6    Directors and Supervisors.

The directors of Merger Sub immediately prior to the Closing shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their successors are duly appointed in accordance with the memorandum and articles of association of the Surviving Corporation.
Section 3.7    Changes to the Merger Parties.
If there is any change to the parties involved in the Merger, Merger Sub and the Company will have to take the appropriate corporate actions in response to such change.
ARTICLE IV
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS
Section 4.1    Conversion of Capital Stock.
At the Closing Date, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any shares of capital stock of the Company or Merger Sub:
(a)    Each Share issued and outstanding immediately prior to the Closing Date (other than Shares to be canceled in accordance with Section 4.1(b) and other than any Dissenting Shares as defined in Section 4.5 hereof), shall thereupon be converted automatically into, and shall thereafter represent, the right to receive NT$143 in cash without interest, and subject to deduction for any required withholding Tax and any adjustment pursuant to Section 4.6 (the "Merger Consideration"). From and after the Closing Date, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 4.3.
(b)    Each Share owned by Merger Sub or by the Company immediately prior to the Closing Date shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
Section 4.2    Treatment of Options.
(a)    At the Closing Date, each option (each, a "Company Stock Option") to purchase Shares granted under any employee, consultant, representative or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company or any of its Subsidiaries (collectively, the "Company Equity Plans") that is exercisable and outstanding immediately prior to the Closing Date, taking into account any acceleration of exercisability that occurs, pursuant to the applicable award agreement, as a result of the transactions contemplated by this Agreement, shall be canceled and, in exchange therefor (and in full satisfaction thereof), the Surviving Corporation shall pay, to each Person who, at the time of such cancellation, was holding any such canceled Company Stock Option as soon as practicable following the Closing Date an amount in cash (without interest, and subject to deduction for any required withholding Taxes where applicable under any provision of any tax Laws and regulations) equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share under any such Company Stock Option is equal to or greater than the Merger Consideration, then such Company Stock Option shall be canceled without any cash payment being made in respect thereof.
(b)    At the Closing Date, each Company Stock Option that is outstanding and unexercisable immediately prior to the Closing Date, taking into account any acceleration of exercisability that occurs, pursuant to the applicable award agreement, as a result of the transactions contemplated by this Agreement (each, an "Outstanding Unexercisable Company Option"), shall be converted into and become an option to purchase Parent common stock, with such conversion effected through Parent: (i) assuming such Outstanding Unexercisable Company Option; or (ii) replacing such Outstanding Unexercisable Company Option by issuing a reasonably equivalent replacement stock option to purchase Parent common stock in substitution therefor, in either case in accordance with the terms (as amended in accordance with the terms of this Agreement) of the applicable Company Equity Plan and the terms of the stock option agreement by which such Outstanding Unexercisable Company Option is evidenced. All rights with respect to Shares under Outstanding Unexercisable Company Options assumed or replaced by Parent shall thereupon be converted into options with respect to Parent common stock. Accordingly, from and after the Closing Date: (A) each Outstanding Unexercisable Company Option assumed or replaced by Parent may be exercised solely for shares of Parent common stock; (B) the number of shares of Parent common stock subject to each Outstanding Unexercisable Company Option assumed or replaced by Parent shall be determined by multiplying the number of Shares that were subject to such Outstanding Unexercisable Company Option immediately prior to the Closing Date by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent common stock; (C) the per share exercise price for the Parent common stock issuable upon exercise of each Outstanding Unexercisable Company Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of the Shares subject to such Outstanding Unexercisable Company Option, as in effect immediately prior to the Closing Date Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Outstanding Unexercisable Company Option is evidenced, any restriction on the exercise of any Outstanding Unexercisable Company Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Outstanding Unexercisable Company Option shall, subject to the actions described in Section 7.13, otherwise remain unchanged as a result of the assumption or replacement of such Outstanding Unexercisable Company Option; provided, however, that (I) the board of directors of Parent or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Outstanding Unexercisable Company Option assumed or replaced by Parent and (II) Parent may modify certain of the provisions in such Outstanding Unexercisable Company Options to conform to the practices under Parent's equity compensation plans. The "Conversion Ratio" shall be equal to the fraction having a numerator equal to the US Dollar equivalent of the Merger Consideration determined as of the Closing Date, which represents the fair market value of a Share as of the Closing Date, and having a denominator equal to the average of the closing sale prices of a share of Parent common stock as reported on the NASDAQ Global Select Market for each of the ten consecutive trading days immediately preceding the Closing Date (the "Average Parent Stock Price"); provided, however, that if, between the date of this Agreement and the Closing Date, the outstanding Shares or Parent common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted equitably and proportionately to the extent appropriate to preserve the intended consequences of the adjustment.
Section 4.3    Payment.
(a)    At or prior to the Closing Date, Merger Sub shall deliver or cause to be delivered to the Company's stock agent (the "Stock Agent") cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 4.1(a) (the "Payment Fund"). The Stock Agent shall make payments of the aggregate Merger Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 4.1(a). The Surviving Corporation shall pay all charges and expenses, including those of the Stock Agent, incurred by them in connection with the payment of the Merger Consideration and other amounts contemplated by this Article IV.
(b)    As soon as reasonably practicable on or after the Closing Date, the Surviving Corporation shall cause the Stock Agent to pay the Merger Consideration to each holder of record of uncertificated Shares represented by book-entry ("Book-Entry Shares"). After paying the Merger Consideration to each of the holder of the Book-Entry Shares, the Stock Agent shall apply with the Taiwan Depository & Clearing Corporation to cancel the Book-Entry Shares. The Merger Consideration shall be paid to the Person whose name is registered as the holder of the Shares. Each Book-Entry Share shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender or transfer the Merger Consideration pursuant to Section 4.1(a) payable in respect of Shares theretofore represented by such Book-Entry Shares, as applicable, without any interest thereon.
(c)    The payment of the applicable Merger Consideration in accordance with the terms of this Article IV shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Book-Entry Shares. Two (2) business days prior to the lock-up period for the Closing, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Shares of the Company.
(d)    Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Book-Entry Shares nine months after the Closing Date shall be delivered to the Surviving Corporation upon demand, and any holders of Shares who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by such Book-Entry Share, without interest.
Section 4.4    Withholding Rights.

To fulfill applicable Tax compliance requirements after the Closing Date, the Company and the Surviving Corporation have agreed that, where applicable under any provision of any tax Laws and regulations, the Surviving Corporation or the Stock Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options or otherwise pursuant to this Agreement such amounts as the Surviving Corporation or the Stock Agent is required to deduct and withhold with respect to the making of such payment under any provision of any tax Laws and regulations. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or the Stock Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 4.5    Dissenting Shares.
Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Closing Date that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with the ROC Company Act and the ROC Enterprise Mergers and Acquisitions Act ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under applicable Law. Dissenting Shares shall be treated in accordance with the ROC Company Act and the ROC Enterprise Mergers and Acquisitions Act. If any such holder fails to perfect or withdraws or loses any such right to appraisal, then each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Closing Date and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 4.1(a). Immediately after the shareholders' meeting or the board meeting of the Company where the Merger is approved, as the case may be, the Company shall promptly notify Merger Sub of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands subject, prior to the Closing Date, to consultation with the Company. Prior to the Closing Date, the Company shall not, without the prior written consent of Merger Sub, which shall not be unreasonably withheld or delayed, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.
Section 4.6    Adjustment of Merger Consideration.
In the event that the Company (a) issues cash dividend, or (b) changes the number of Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Shares, and in each case the record date therefor shall be prior to the Closing Date, the Merger Consideration and any other calculations based on or relating to Shares shall be, in the case of subsection (a), reduced by the amount of cash dividend per share on a dollar-for-dollar-basis, and in the case of subsection (b), appropriately, equitably and proportionately adjusted in light of such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction. Furthermore, if any change of the Company's financial or business conditions have any Material Adverse Effect before the Closing Date, the Company Board and the board of the Merger Sub are authorized to further discuss and determine the proper adjustment, if necessary, to the Merger Consideration.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered by the Company to Merger Sub prior to the execution and delivery of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Merger Sub as of the date hereof until the date on which the new chairman of Company Board nominated by Merger Sub is elected (the "Transition Date") as follows:
Section 5.1    Organization, Standing and Power.
(a)    Section 5.1 of the Company Disclosure Letter contains a complete and accurate list, for the Company and each of its Subsidiaries, of its name, its jurisdiction of organization, the Company's percentage ownership for any Subsidiary and the jurisdictions in which such entity is qualified to conduct business. Each of the Acquired Companies (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.
(b)    The Company has delivered, made available, and will deliver to Merger Sub true, correct and complete copies of (i) the articles of incorporation, bylaws and other charter or organizational documents of each of the Acquired Companies currently in effect and any subsequent amendments thereto, (collectively, the "Company Constituent Documents") and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Acquired Companies, the board of directors or managers of each of the Acquired Companies and all committees of the board of directors or managers of each of the Acquired Companies, in each case since January 1, 2011. The Company Constituent Documents are and will be in full force and effect on the date hereof and on the date of its amendment, as applicable. The Company has no Subsidiaries, except for the entities identified in Section 5.1 of the Company Disclosure Letter. None of the Acquired Companies has any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other entity, other than those set forth in Section 5.1 of the Company Disclosure Letter.
Section 5.2    Capital Stock.
(a)    The authorized capital stock of each Acquired Company and the issued and outstanding capital stock of each Acquired Company as of the date hereof are set forth in Section 5.2(a) of the Company Disclosure Letter. Each of the outstanding shares of capital stock or other equity interests of each Acquired Company is, and the shares of capital stock that may be issued pursuant to Company Stock Options will be (when issued in accordance with the terms thereof), duly authorized, validly issued, fully paid and nonassessable and free of, and not in violation of, any preemptive rights. All shares and other equity interests of the Subsidiaries of the Company are owned by the Company or another wholly owned Subsidiary of the Company free and clear of all Liens of any nature whatsoever.
(b)    As of the date of this Agreement, there are (i) 67,337,704 Shares issued and outstanding and (ii) no shares of preferred stock of the Company issued or outstanding. Except as set forth in Section 5.2(b) of the Company Disclosure Letter, as of the date of this Agreement, (A) there are no outstanding or authorized (1) any securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of any Acquired Company, (2) any options, calls, warrants, non-statutory pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company, or (3) any restricted share units issued to the employees of the any Acquired Company; (B) there are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company or to provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, (C) no Acquired Company has issued, sold or granted phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of any Acquired Company, (D) there are no voting trusts or other agreements or understandings to which any of the Acquired Companies or any of their respective officers and directors is a party with respect to the voting of capital stock of any Acquired Company (except for the agreements between the Merger Sub, on the one hand, and the respective officers and directors of the Company, on the other hand), and (E) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders or other equity holders of the Acquired Companies may vote.
(c)    As of the date hereof, 2,602,000 Shares are subject to issuance pursuant to Company Stock Options granted and outstanding under the Company Equity Plans. Set forth in Section 5.2(c) of the Company Disclosure Letter is the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company Stock Option was granted; (ii) the code name of the holder of such Company Stock Option; (iii) the number of shares of Company common stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the extent to which such Company Stock Option is vested and exercisable as of the date of this Agreement and the times and extent to which such Company Stock Option is scheduled to become vested and exercisable after the date of this Agreement; (vii) the extent to which such Company Stock Option will be vested and exercisable as of the date hereof; (viii) the date on which such Company Stock Option expires and (ix) the country in which the holder of the Company Stock Option is located. Each holder of a Company

Stock Option is an officer or employee or former officer or employee of the Company, and is not providing services as an independent contractor or other nonemployee capacity. The Company has made available to Merger Sub accurate and complete copies of all stock equity plans pursuant to which the Company has granted Company Stock Options and the forms of all award agreements evidencing such Company Stock Options. There are no outstanding options or warrants to purchase Shares or other equity-based compensation awards that were issued other than pursuant to any Company Plan and set forth in Sections 5.2(c) of the Company Disclosure Letter.
(d)    Section 5.2(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the amount of indebtedness for borrowed money of the Company and its Subsidiaries (including any guarantee of any indebtedness of borrowed money of any Person).
Section 5.3    Authority.
The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to the adoption and approval of this Agreement and the Merger by the affirmative vote by the holders of (i) a majority of the votes present at the Company Shareholders' Meeting attended by holders of at least two-thirds of the outstanding and issued shares of the Company's common stock, or (ii) at least two-thirds of the votes present at the Company Shareholders' Meeting attended by a holders of at least a majority but less than two-thirds of the issued and outstanding shares of the Company's common stock, as the case may be (the "Company Shareholder Approval"), to consummate the transactions contemplated hereby subject, in the case of the consummation of the Merger, to the filings with the FSC, the GreTai Securities Market ("GTSM"), and the Hsinchu Science Park Administration. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval (if Merger Sub does not own at least 90% of the outstanding Shares). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or Laws governing specific performance, injunctive relief or by general principles of equity). The Company Board, at a meeting duly called and held, has approved and declared advisable and in the best interests of the Company and its shareholders this Agreement and the Merger contemplated hereby.
Section 5.4    No Conflict; Consents and Approvals.
(a)    Except as set forth in Section 5.4(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Constituent Documents, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law or any settlement, injunction or award of any Governmental Authority, in each case that is applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, (iii)  result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of guaranteed payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, (iv) result in any breach or violation of any Company Plan (including any award agreement thereunder), or (v) result in the creation of any Lien upon any of the properties or assets of the Acquired Companies.
(b)    The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Authority, except for (i) such filings as required under applicable securities and corporation Laws, (ii) the filings required under the applicable requirements of antitrust or other competition Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition ("Antitrust Laws"), and (iii) such filings as are necessary to comply with the applicable requirements of the FSC, the GTSM and Hsinchu Science Park Administration.
Section 5.5    Financial Statements.
(a)    The Company has filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Futures Bureau ("SFB") since January 1, 2011 (all such forms, reports, statements, schedules, certificates and other documents filed or furnished since January 1, 2011, collectively, the "Company Filing Documents"). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company Filing Documents complied in all material respects with the applicable requirements of the applicable rules and regulations, as the case may be, each as in effect on the date so filed. Except to the extent that information in any Company Filing Document has been revised or superseded by a subsequently filed Company Filing Document, to the knowledge of the Company, none of the Company Filing Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company on behalf of its Subsidiaries has filed or furnished any form, report, statement, schedule, certificate or other document with the SFB, any foreign Governmental Authority that performs a similar function to that of the SFB or any securities exchange or quotation system according to the applicable Laws.
(b)    The audited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company Filing Documents (i) complied as to form in all material respects with the published rules and regulations of the SFB applicable thereto,

(ii) have been prepared in all material respects in accordance with the GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company Filing Documents (x) complied as to form in all material respects with the published rules and regulations of the filing applicable thereto, (y) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by GAAP) and (z) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments).
(c)    The Company and each of the Acquired Companies maintains a code of ethics, code of conduct or similar legal compliance program of a type customarily maintained by a company listed on the GTSM, and, to the knowledge of the Company, the Company has established and maintains a system of internal controls that is sufficient to monitor and provide reasonable assurance regarding compliance with such code of ethics, code of conduct or similar legal compliance program.
Section 5.6    No Undisclosed Liabilities.
Except as set forth in Section 5.6 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities and obligations (a) reflected or reserved against in the Company's unaudited consolidated balance sheet as at March 31, 2014 (or the notes thereto) included in the Company Filing Documents, (b) incurred in the ordinary course of business since March 31, 2014 consistent with past practice and consistent in nature and amount with those set forth on the Company's consolidated balance sheet as at March 31, 2014 or (c) which, individually or in the aggregate, have not or would not reasonably be expected to have a Material Adverse Effect.
Section 5.7    Certain Information.
None of the documents required to be filed by the Company with the SFB, disclosed at the MOPS, or required to be distributed or otherwise disseminated to the Company's shareholders by the Company in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents") will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading in the case of any Company Disclosure Document, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof. The Company Disclosure Documents will comply in all material respects with the requirements of the applicable Laws. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Merger Sub or any of its representatives for inclusion or incorporation by reference in the Company Disclosure Documents.

Section 5.8    Absence of Certain Changes or Events.
Since March 31, 2014, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, or that, if occurred after the date hereof, would have resulted in a breach of Section 7.1.
Section 5.9    Litigation.
Except as set forth in Section 5.9 of the Company Disclosure Letter, (a) to the knowledge of the Company, there is no suit, claim, action, proceeding, arbitration, mediation, conciliation, consent decree, audit or investigation (each, an "Action") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers, directors, representatives or properties, in the case of the Action against the officers, directors, representatives, in connection with the performance or non-performance of the duty in the capacity of being the officers, directors or representatives of the Company or any of its Subsidiaries, and (b) neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, representatives or properties is or are subject to any material judgment, order, injunction, ruling or decree of any Governmental Authority, in the case of the Action against the officers, directors, representatives, in connection with the performance or non-performance of the duty in the capacity of being the officers, directors, representatives of the Company or any of its Subsidiaries.
Section 5.10    Compliance with Laws.
(a)    Except as set forth in Section 5.10 of the Company Disclosure Letter, to the knowledge of the Company, the Company and each of its Subsidiaries are in, and at all times since January 1 2011 have been in, compliance with all Laws applicable to them in all material respects.
(b)    Except with respect to Environmental Laws (which are the subject of Section 5.13), to the knowledge of the Company, the Company and its Subsidiaries have in effect all permits, licenses, grants, easements, clearances, variances, exceptions, consents, certificates, exemptions, registrations, authorizations, franchises, orders and approvals of all Governmental Authorities (collectively, "Permits") necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted. All Permits of the Company and its Subsidiaries are in full force and effect.
(c)    Except as set forth in Section 5.10 of the Company Disclosure Letter, since January 1, 2011, to the knowledge of the Company, none of the Acquired Companies has received any written notice or other written communication from any Governmental Authority regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination, deficiency, dispute or modification with respect to any material Permit.

(d)    To the knowledge of the Company, no Person has filed or has threatened to file against the Company or any of its Subsidiaries a claim or action relating to any of the Company's or its Subsidiaries' respective assets or businesses under any applicable Laws.
(e)    The Company and its Subsidiaries have at all times complied in a timely manner in all material respects with Laws regarding the use of funds for political activity or commercial bribery. To the knowledge of the Company, there are no situations with respect to the business of the Company or any of its Subsidiaries which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (iii) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, or any comparable Law or statute, or (iv) the receipt of any illegal discounts, rebates or kick-backs in violation of Law.
Section 5.11    Benefit Plans.
(a)    Section 5.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Company Plan currently in effect, which include all amendments as of the date hereof. With respect to each Company Plan, the Company has furnished, made available, and will furnish to Merger Sub a current, accurate and complete copy thereof and any subsequent amendments thereto and, to the extent applicable: all related trust agreements or other funding instruments, insurance contracts and administrative contracts.
(b)    With respect to the Company Plans:
(i)    to the knowledge of the Company, each Company Plan has been established and administered in accordance with its terms and in material compliance with applicable Laws, and all contributions required to be made under the terms of any Company Plan have been timely made;
(ii)    to the knowledge of the Company, there is no Action (including any investigation, audit or other administrative proceeding) by any Governmental Authority or by any plan participant or beneficiary pending, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans, nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions; and
(iii)    to the knowledge of the Company each Company Plan (A)  if intended to qualify for special Tax treatment, has met all requirements for such treatment, and (B) if intended to be funded and/or book-reserved, is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, and the Company and its Subsidiaries have complied with all their respective obligations under applicable Law.
(c)    Neither the Company nor any of its Subsidiaries has any obligations for post-employment health or life benefits for any of their respective retired, former or current employees, except as required by Law.

(d)    Except as specifically provided herein or set forth in Section 5.11(d) of the Company Disclosure Letter, the consummation of the Offer and the Merger and the other transactions contemplated hereby will not, either alone or together with any other event, (i) entitle any current or former employee, director, or independent contractor of the Company or any of its Subsidiaries to severance pay, or (ii) accelerate the time of payment or vesting or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, increase the amount allocable or payable or trigger any other material obligation pursuant to, any Company Plan.
Section 5.12    Labor Matters.
Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement with any labor union or labor organization, or any other agreement regarding the rates of pay or working conditions of any employees. Neither the Company nor any of its Subsidiaries is obligated under any agreement to recognize or bargain with any labor organization, representative, or union. There is no labor dispute, strike, picketing, work stoppage or lockout, organizational activity, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, whether engaged in collective action or not. The Company and each of its Subsidiaries has complied in all material respects with all applicable legal, administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment and collective bargaining and comparable labor Laws, and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, except for such noncompliance as is not and would not, individually or in the aggregate, be material. Further, there are no material unfair labor practice charges, grievances, complaints or investigations pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, including any complaints alleging violations of the applicable Laws.
Section 5.13    Environmental Matters.
(i)    The Company and each of its Subsidiaries are in material compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable material Environmental Permits required under such Environmental Laws to operate as they currently operate; (ii)  there are no Materials of Environmental Concern at any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or request for information concerning, any release or threatened release of Materials of Environmental Concern at any location; and (iv) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is currently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing which is unresolved.

Section 5.14    Tax.
(a)    To the knowledge of the Company, except as set forth in Section 5.14(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has timely paid all Taxes it is required to pay. All Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), all such Tax Returns are correct and complete in all material respects and disclose all material Taxes required to be paid by the Company and each Subsidiary for the periods covered thereby, all Taxes shown to be due on such Tax Returns have been paid.
(b)    Except as set forth in Section 5.14(b) of the Company Disclosure Letter, the income Tax Returns referred to in Section 5.14(a) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.
(c)    To the knowledge of the Company, all Taxes which the Company or any of its Subsidiaries are required by Law to withhold or collect for payment have been duly withheld and collected, and have been paid to the appropriate Governmental Authority or accrued, reserved against and entered on the books of the Company.
(d)    To the knowledge of the Company, neither the Company nor any of its Subsidiaries had any Liabilities for material unpaid Taxes as of the date of the balance sheet of March 31, 2014that had not been accrued or reserved on the such balance sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since March 31, 2014 other than in the ordinary course of business consistent with past practice.
(e)    To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person (other than the Company and its Subsidiaries), pursuant to any Tax allocation or Tax indemnity agreement, as a transferee or successor or otherwise other than any contract entered into in the ordinary course of business the principal purpose of which is not related to tax.
(f)    There is no Action pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Taxes, and all deficiencies asserted or assessments made as a result of the examination of any Tax Returns have been paid in full.
(g)    To the knowledge of the Company, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.
(h)    Any Tax incentives and concessions, including Tax holidays, Tax refunds, or similar Tax attributes claimed by the Company or its Subsidiaries, have where necessary been supported by relevant approval from the applicable Governmental Authorities. Where Tax incentives and/or concessions are statutory and do not require government approval to be valid, this section does not apply.
Section 5.15    Contracts.
(a)     For all purposes of and under this Agreement, a "Material Contract" means each of the following Contracts of the Acquired Company, in each case, since January 1, 2011:
(i)    any Contract that would be required to be disclosed by the Company on the MOPS or in the annual reports;
(ii)    other than at-will offer letters on the Company's standard form containing no severance provisions or consulting Contracts which may be cancelled on less than ninety (90) days notice without penalty to the Company, any employment or independent contractor Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any current or former executive officer, consultant, independent contractor, or employee of the Company or its Subsidiaries or member of the Company Board providing for an annual base compensation in excess of NT$2,000,000;
(iii)    any Contract or plan (including any stock option plan, stock appreciation right plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Merger) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Merger);
(iv)    any Contract containing any covenant, commitment or other obligation (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property Rights, or to compete with any Person in any line of business, or (B) granting any exclusive rights;
(v)    any Contract that is royalty-bearing providing for payment in excess of NT$1,500,000 annually;
(vi)    any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company's Subsidiaries;
(vii)    the top five (5) Contracts (as measured by aggregate dollar amount contemplated under each Contract) in each of the following categories: (i) end-user or customer contracts, (ii) value added reseller contracts, (iii) distributor contracts, (iv) supplier contracts, (v) OEM contracts, and (vi) development contracts;

(viii)    any Contract (A) containing any financial penalty in excess of NT$1,500,000 for the failure by the Company or any of its Subsidiaries to comply with any support or maintenance obligation except for such Contracts on the Company's standard form of customer agreement or (B) containing any obligation to provide support or maintenance for the Company Products for any period in excess of twelve (12) months;
(ix)    (A) any Contract to license any third party to manufacture or reproduce any Company Products or (B) the top five (5) Contracts to authorize any third party to sell, license or distribute any Company Products;
(x)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of NT$2,000,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;
(xi)    any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed NT$3,000,000 as to such settlement;
(xii)    any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of NT$3,000,000 or more in any individual case and is not disclosed pursuant to clauses (i) through (xi) above;
(xiii)    any Contract with the Governmental Authority;
(xiv)    any lease of any real property; and
(xv)    any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Material Adverse Effect on any material product or service offerings of the Company or otherwise reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and is not disclosed pursuant to clauses (i) through (xiv) above.
(b)    Section 5.15(b) of the Company Disclosure Letter contains an accurate and complete list of all Material Contracts as of the date of this Agreement. As of the date of this Agreement, accurate and complete copies of all Contracts that are Material Contracts (including all exhibits and schedules thereto) have been made available.
(c)    Each Material Contract is valid and binding on each Acquired Company that is a party thereto, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against such Acquired Company that is a party thereto in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors' rights generally. None of the Acquired Companies has materially violated or materially breached, or committed any material default under, any Material Contract, and to the knowledge of the Company, no other Person has materially violated or materially breached, or committed any material default under, any Material Contract. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) (A) results in a material violation or material breach of any of the provisions of any Material Contract, (B) gives any Person the right to declare a default or exercise any remedy under any Material Contract, (C) gives any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) gives any Person the right to accelerate the maturity or performance of any Material Contract, or (E) gives any Person the right to cancel, terminate or modify any Material Contract. Since January 1, 2011, none of the Acquired Companies has received any written notice regarding any actual or possible violation or breach of, or default under, any Material Contract.
Section 5.16    Insurance.
The Company has made available complete copies of all material insurance policies owned or held by the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in material breach or default, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a material breach or default, or permit termination or modification of, any of such insurance policies. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries.
Section 5.17    Real Property.
(a)    Section 5.17(a) of the Company Disclosure Letter sets forth a true and complete list of all of the real property owned by the Company or any of its Subsidiaries as of the date hereof (the "Owned Real Property"). Except as set forth in Section 5.17(a) of the Company Disclosure Letter of the Company Disclosure Letter, the Company owns the Owned Real property free and clear of all Liens.
(b)    Section 5.17 (b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the material leases, subleases, licenses, or other agreements in existence as of the date hereof under which the Acquired Companies uses or occupies or has the right to use or occupy, now or in the future, any real property (collectively, the "Leases;" such property, the "Leased Real Property" and, collectively with the Owned Real Property, the "Real Property") including, with respect to each Lease, the name of the lessor, or the master lessor and sublessor, the date and term of the Lease, the square footage of the premises leased thereunder, and the aggregate annual rental payable thereunder. The Company has heretofore made available to Merger Sub true, correct and complete copies of all Leases currently in effect. The Acquired Companies have and own valid leasehold estates in the Leases and the Leased Real Property. Section 5.17 (b)(ii) of the Company Disclosure Letter of the Company Disclosure Letter contains a complete and accurate list of all of the leases, subleases, licenses, or other agreements in existence as of the date hereof granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Real Property (collectively, the "Third Party Leases") including, with respect to each such Third Party Lease, the name of the master lessor, sublessor and sublessee, the date of the Third Party Lease and each amendment thereto, the square footage of the premises leased thereunder, and the aggregate annual rental payable thereunder. The Leases and the Third Party Leases are each in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or material default under, or has received written notice of any breach of or default under, any Lease or Third Party Lease, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company or any of its Subsidiaries or any other party thereto. The Company and each of its Subsidiaries has performed all of its obligations in all material respects under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases.
(c)    Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder’s fees with respect to any Real Property. The Company and its Subsidiaries as of the date hereof occupy all of the Real Property for the operation of their business, except pursuant to Third Party Leases, there are no other parties occupying or with a right to occupy the Real Property. The Company and its Subsidiaries do not use or occupy or have the right to use or occupy any real property other than the Real Property. The Company has not transferred or assigned any interest in any Lease, nor has the Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity, except as described in Section 5.17(b)(ii) of the Company Disclosure Letter.
(d)    To the knowledge of the Company, each Real Property and all of its operating systems are in good operating condition and repair, and free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, is maintained in a manner consistent with industry standards generally followed with respect to similar property, and is suitable for the conduct of the business of the Company and its Subsidiaries as presently conducted.
(e)    To the knowledge of the Company, the Company has not received any written notice from any insurance company of any defects or inadequacies in any Real Property or any part thereof which would reasonably be expected to materially and adversely affect the insurability of such Real Property or the premiums for the insurance thereof. To the knowledge of the Company, to written notice has been given by any insurance company which has issued a policy with respect to any portion of any Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.
(f)    Neither the operations of the Company or any of its Subsidiaries on the Real Property nor, to the knowledge of the Company, any Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or other Law relating to such property.
(g)    Except to the extent that such would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) there is no pending or, to the knowledge of the Company, threatened condemnation or similar proceeding affecting any Real Property or any portion thereof, and the Company has no knowledge that any such action is currently contemplated,

(ii) there are no legal proceedings pending or, to the knowledge of the Company, threatened against the Company, or, to the knowledge of the Company, against third parties affecting any Real Property, and the Company is not aware of any facts which might result in any such legal proceeding, and (iii) there are no pending or, to the knowledge of the Company, threatened special assessments or improvements or activities of any public or quasi-public body either planned, in process, or completed which may give rise to any special assessment against any Real Property.
Section 5.18    Assets; Personal Property.
The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the "Assets") are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, or defects in title that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 5.19    Intellectual Property.
(a)    Registered IP.     Section 5.19(a) of the Company Disclosure Letter accurately identifies each item of Registered IP in which an Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) as of the date hereof ("Company Registered IP"). The Company Registered IP is subsisting and, to the knowledge of the Acquired Company, valid and enforceable. The Company has no knowledge of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any of such Company Registered IP invalid or unenforceable, or would materially affect any pending application for any Company Registered IP. The Company has not misrepresented, or knowingly failed to disclose, any facts or circumstances in any application or proceedings for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered IP. To the knowledge of the Company, with respect to each item of Company Registered IP: (i) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the ROC, the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP; (ii) is in material compliance with all formal legal requirements with respect thereto (including payment of filing, examination and maintenance fees and proofs of use), and (iii)  is not subject to any unpaid maintenance fees or taxes. Except as set forth in Section 5.19(a) of the Company Disclosure Letter, there are no actions that must be taken by Company or its Subsidiaries by December 31, 2014, including, with respect to each item of Company Registered IP, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered IP.

(b)    Inbound Licenses. To the knowledge of the Company, Section 5.19(b) of the Company Disclosure Letter accurately identifies: (i) each Contract pursuant to which the Acquired Companies license, use, or have the right to use any Company IP pursuant to a Company IP Contract described in Section 5.19(e) of the Company Disclosure Letter; and (ii) each other Contract pursuant to which the Acquired Companies license, use, or have the right to use any Company IP, including for third party Computer Software (other than, in each instance in respect of clause (i) and clause (ii) of this Section 5.19(b): (A) agreements between an Acquired Company, on the one hand, and any employee, on the other hand; (B) non-exclusive licenses to "off-the-shelf" third party Computer Software that is generally available on standard commercial terms, is not distributed by an Acquired Company, is not incorporated into, or used directly in the distribution, delivery, maintenance or support of, any Company Product, and is not otherwise material to the operation of the Company Business; and (C) non-exclusive licenses to Open Source Code, to the extent identified on Section 5.19(l)(i) of the Company Disclosure Letter), in each case specifying the parties to the Contract (the "Company Inbound Licenses").
(c)    Outbound Licenses. To the knowledge of the Company, Section 5.19(c) of the Company Disclosure Letter accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP which is owned by an Acquired Company (the "Company Outbound Licenses"). The Acquired Companies are not bound by, and no Company IP which is owned by an Acquired Company is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Acquired Companies to use, exploit, assert or enforce any Company IP which is owned by an Acquired Company anywhere in the world.
(d)    Royalty Obligations. Section 5.19(d) of the Company Disclosure Letter contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable to the Acquired Companies by any other Person upon or for the use of any Company IP under any Company Outbound License.
(e)    Company IP Contracts. Section 5.19(e) of the Company Disclosure Letter contains an accurate and complete list of the Company IP Contracts other than (A) agreements between an Acquired Company, on the one hand, and any employee, on the other hand which are in the form of the agreements that have been disclosed the Merger Sub prior to the date hereof; (B) and agreements between an Acquired Company, on the one hand, and their contracted Chinese field applications engineers, on the other hand which are in the form of the agreements that have been disclosed the Merger Sub prior to the date hereof; (C) non-exclusive licenses to "off-the-shelf" third party Computer Software that is generally available on standard commercial terms, is not distributed by an Acquired Company, is not incorporated into, or used directly in the distribution, delivery, maintenance or support of, any Company Product, and is not otherwise material to the operation of the Company Business. The Company has delivered, made available, and will deliver to Merger Sub true, correct and complete copies of the Company IP Contracts.

(f)    Ownership. To the knowledge of the Company, the Acquired Companies own all right, title and interest in, or otherwise have a valid and enforceable right to use, the Company IP, free and clear of all Liens. Without limiting the generality of the foregoing:
(i)    to the knowledge of the Company, all documents and instruments necessary to vest or perfect the ownership or license rights of the Acquired Companies in all material Intellectual Property Rights of Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority, if applicable;
(ii)    each employee of the Acquired Companies who is or was involved in the creation or development of any Company IP currently owned by an Acquired Company, including any inventor on any such Patent, has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights in such Company IP to the Acquired Companies and confidentiality provisions protecting such Company IP, and to the knowledge of the Company, no such employee has any obligation to any university, Governmental Authority or other Person with respect to such Company IP;
(iii)    the Acquired Companies have taken reasonable steps to protect and preserve the confidentiality of all Trade Secrets included in the material Company IP;
(iv)    to the knowledge of the Company, the Acquired Companies, and after the Closing, the Surviving Corporation will, own or otherwise have sufficient rights to use the Company IP in the manner that the Acquired Companies currently use such Company IP; and
(v)    to the knowledge of the Company, no employee of the Acquired Companies (A) is in violation of any term or covenant of any Contract with any other Person relating to the assignment of any Intellectual Property or any Intellectual Property Right, or confidentiality or disclosure of any Trade Secrets, proprietary data, customer lists or other business or technical information, or (B) has developed any Intellectual Property for any Acquired Corporation that is subject to an agreement that grants to any other Person any rights (including Intellectual Property Rights) in or to such Intellectual Property.
(g)    No Third Party Infringement of Company IP. To the knowledge of the Company, no Person (or any of such Person's products or services or other operation of such Person’s business) is infringing upon or otherwise violating any Company IP owned by an Acquired Company, and no Acquired Company has asserted or threatened any claim against any Person alleging the same.
(h)    Effects of This Transaction. To the knowledge of the Company, except as disclosed in Section 5.19(h) of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; or (v) by the terms of any Contract, a reduction of any royalties, revenue sharing, or other payments the Acquired Companies would otherwise be entitled to with respect to any Company IP.
(i)    No Infringement of Third Party IP Rights. To the knowledge of the Company, neither the operation of the Company Business by the Acquired Companies nor any Acquired Company is currently infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating, has infringed (directly, contributorily, by inducement or otherwise) misappropriated or otherwise violated any Intellectual Property Right of any other Person. To the knowledge of the Company, no Company Software and no other Company Product developed, marketed, distributed, licensed, sold, offered or provided by the Acquired Companies infringes or violates any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:
(i)    To the knowledge of the Company, no infringement, misappropriation or similar claim or Action is pending or threatened against the Acquired Companies or, to the knowledge of the Company, against any other Person who is entitled to be indemnified, defended, held harmless or reimbursed by the Acquired Companies with respect to any such claim or Action, and the Acquired Companies have not received any written notice or other written communication requesting, claiming, or demanding any of the foregoing with respect to any such claim or Action;
(ii)    the Acquired Companies have not received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of another Person, including any letter or other communication suggesting or offering that the Acquired Companies obtain a license to any Intellectual Property of another Person;
(iii)    the Acquired Companies have complied with all of the license terms of each Contract disclosed or required to be disclosed in Section 5.19(b) of the Company Disclosure Letter in all material respects, including in respect of each item of third party Computer Software;
(iv)    the Acquired Companies are not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any claim of infringement, misappropriation or violation of any Intellectual Property or Intellectual Property Rights (other than indemnification provisions in the Company IP Contracts described in Section 5.19(e) of the Company Disclosure Letter); and
(v)    each Acquired Company that participates, or has participated, in any standards-setting or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization. No Acquired Company has any duty or obligation to license, or offer to license, any Company IP owned by an Acquired Company as a result of or in connection with the participation by any Acquired Company in any standards-setting or other industry organization.

(j)    No Harmful Code. To the knowledge of the Company, none of the Computer Software (including web sites, HTML code, and firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Acquired Companies as part of or incorporated into any Company Product, or otherwise used in the operation of the Company Business (excluding any "off-the-shelf" third party Computer Software that is generally available on standard commercial terms, is not distributed by the Acquired Companies, is not incorporated into, or used in the development, distribution, delivery, maintenance or support of, any product or service of the Acquired Companies, and is not otherwise material to the business of the Acquired Companies) contains any bug, defect, error, "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code intentionally designed to permit or perform, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or any product or system containing or used in conjunction with such Computer Software, (ii) damaging or destroying any data or file without the user's consent, or (iii) any other similar type of unauthorized activities. To the knowledge of the Company, none of the Company Software contains any unresolved "bug," defect, or error relating to the use, functionality, or performance of such Company Software that has resulted in or could reasonably be expected to result in any material refund, credit or similar compensation being provided to such customer.
(k)    Source Code. To the knowledge of the Company, no source code for any Company Software has been lost, damaged, stolen, or destroyed. To the knowledge of the Company, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not an employee of any of the Acquired Companies as of the date of this Agreement. To the knowledge of the Company, the Acquired Companies do not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not an employee of any of the Acquired Companies as of the date of this Agreement, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Company Software to any such Person.
(l)    Use of Open Source Code.
(i)    To the knowledge of the Company, Section 5.19(l)(i) of the Company Disclosure Letter accurately identifies and describes: (A) each item of Open Source Code that is contained in, distributed with or linked to the Company Software or from which any part of any Company Software is derived; (B) the applicable license terms for each such item of Open Source Code as included in copies of such item of Open Source Code; and (C) the Company Software to which each such item of Open Source Code relates.
(ii)    To the knowledge of the Company, the Acquired Companies have materially complied with all of the licenses for each item of Open Source Code disclosed or required to be disclosed in Section 5.19(l)(i) of the Company Disclosure Letter.

(iii)    To the knowledge of the Company, the Acquired Companies' use, making available over a network, marketing, distribution, licensing, and sale of Company Software does not violate any license terms applicable to any item of Open Source Code disclosed or required to be disclosed in Section 5.19(l)(i) of the Company Disclosure Letter, and the license terms covering each item of Open Source Code disclosed, or required to be disclosed, in Section 5.19(l)(i) of the Company Disclosure Letter are sufficient for the Acquired Companies' use of each such item of Open Source Code in the operation of the business of the Acquired Companies as currently conducted and currently planned by the Acquired Companies to be conducted.
(iv)    To the knowledge of the Company, no Company Software contains, is derived from, is distributed with or is being or was developed using Open Source Code in a manner that under the terms of the license for such Open Source Code: (A) imposes or could impose a requirement or condition that the Acquired Companies grant a license under its Patent rights to its licensees; (B) imposes a requirement that any Company Software or part thereof: (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (C) otherwise imposes or could impose any other material limitation, restriction, or condition on the right or ability of the Acquired Companies to use or distribute any such Company Software; provided, that the inclusion of copyright notices shall not be considered such a limitation, restriction or condition.
(m)    Privacy Policies. To the knowledge of the Company, the use and dissemination of any and all data and information concerning individuals by the Acquired Companies is in compliance in all material respects with all applicable privacy Laws, policies and terms of use of the Acquired Companies. To the knowledge of the Company, the Acquired Companies have not: (i) suffered any material information security breach with respect to any data and information concerning any employee, independent contractor, consultant or director of or to any of the Acquired Companies or current or former customer; or (ii) notified any employee, independent contractor, consultant or director of or to any of the Acquired Companies or current or former customer or any law enforcement authority of any information security breach.
(n)    Ownership and Use of Data. To the knowledge of the Company, the Acquired Companies have all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit, as applicable, the data contained in the Company Data including in connection with the operation of the Company Business in the manner that the Acquired Companies currently use such Company Data.
(o)    Information Technology. To the knowledge of the Company, all Company IT Systems have been maintained in accordance with the applicable manufacturers' documentation to ensure proper operation, monitoring and use in all material respects. To the knowledge of the Company, the Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company Business of the Acquired Companies. The Acquired Companies have not experienced within the past two years any material disruption to, or material interruption in, the conduct of the Company Business, including any event, disruption or defect that resulted in the provision of service level credits or the like to any counterparty under any Contract, that is attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Acquired Companies have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the Company Business of the Acquired Companies (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Company Business of the Acquired Companies. To the knowledge of the Company, the Acquired Companies are in material compliance with all Contracts to which they are a party related to any Company IT System.
(p)    Information Security. The Acquired Companies have established and are in material compliance with its policies and procedures regarding information security regarding: (i) administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of transactions and Company Data; and (ii) unauthorized access to the Company IT Systems or Company Data and the systems of any third party service providers that have access to Company Data or Company IT Systems. The Acquired Companies have not suffered a material security breach with respect to any of the Company Data in the last two years. To the knowledge of the Company, no material breach or violation of any security program described above has occurred or threatened in writing, and there has been no unauthorized or illegal use of or access to any Company Data. The Acquired Companies have not notified, or been required to notify, any Person of any information security breach involving User Data.
Section 5.19    Relationships with Customers and Suppliers.
(a)    Except as set forth in Section 5.20(a) of the Company Disclosure Letter, since January 1, 2013, (a) no customer who, in the 12-month period ended March 31, 2014 was one of the five (5) largest sources of revenue for the Company, based on amounts paid or payable during such period (each a "Significant Customer") has notified the Company or any of its Subsidiaries that such Significant Customer intends to, or is considering or has otherwise threatened to, cancel, terminate, modify or fail to renew any Contract to which such Significant Customer or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, is a party and (b) there exists no actual or, to the knowledge of the Company, threatened termination, material cancellation or material limitation of, or any material modification or change in, the business relationship of the Company and its Subsidiaries with any Significant Customer or group of Significant Customer of the Company and its Subsidiaries. Except as set forth in Section 5.20(a) of the Company Disclosure Letter, there exists no present or future condition or state of facts or circumstances involving Significant Customers which the Company can now reasonably foresee would materially adversely affect the business of the Company and its Subsidiaries or prevent the conduct of the business of the Company and its Subsidiaries after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.
(b)    Except as set forth in Section 5.20(b) of the Company Disclosure Letter, since January 1, 2013, (a) no supplier who, in the 12-month period ended March 31, 2014 was one of the five (5) largest suppliers of goods or services to the Company, based on amounts paid or payable during such period (each a "Significant Supplier") has notified the Company or any of its Subsidiaries that such Significant Supplier intends to, or is considering or has otherwise threatened to, cancel, terminate, modify or fail to renew any Contract to which such Significant Supplier or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other hand, is a party and (b) there exists no actual or, to the knowledge of the Company, threatened termination, material cancellation or material limitation of, or any material modification or change in, the business relationship of the Company and its Subsidiaries with any Significant Supplier or group of Significant Supplier of the Company and its Subsidiaries. Except as set forth in Section 5.20(b) of the Company Disclosure Letter, there exists no present or future condition or state of facts or circumstances involving Significant Suppliers which the Company can now reasonably foresee would materially adversely affect the business of the Company and its Subsidiaries or prevent the conduct of the business of the Company and its Subsidiaries after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.
Section 5.20    Export Compliance.
To the knowledge of the Company, (i) there are no pending or threatened material claims against any Acquired Company with respect to such Acquired Company's import, export or re-export transactions; and (ii) there are no actions, conditions or circumstances pertaining to the Acquired Companies' import, export or re-export transactions that would reasonably be expected to give rise to any future material claims against any of the Acquired Companies (including investigations of or voluntary disclosures by any Acquired Company).
Section 5.21    Receivables.
All the accounts receivable of the Acquired Companies that are reflected in the Company Filing Documents represent the then valid obligations of customers of the Acquired Companies arising from bona fide transactions entered into in the ordinary course of business.
Section 5.22     Inventories.
The inventories of the Acquired Companies (including raw materials, supplies, work-in-process, finished goods and other materials) (i)   are reflected in the financial statements of the Company that are included in the Company Filing Documents at the lower of cost or net realizable value in accordance with GAAP and (ii) are of a quality and quantity useable in the ordinary course of business. The inventory obsolescence policies of the Acquired Companies are appropriate for the nature of the Company's business, the reserve for inventory obsolescence reflected in the financial statements of the Company that are included in the Company Filing Documents fairly reflects the amount of obsolete inventory as of the date thereof.
Section 5.23    Brokers.
No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.24    Fairness Opinion.
The Company Board has received the written opinion of May 22, 2013, to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications reflected therein, the consideration to be paid pursuant to the Merger is fair, from a financial point of view, to the Company's shareholders. As of the date of this Agreement, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.
Section 5.25    Affiliate Transactions.
Except as set forth on Section 5.26 of the Company Disclosure Letter, no material transaction, direct or indirect, exists between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand.
Section 5.26    Disclosure.
None of the representations or warranties of the Company contained herein, none of the information contained in the Company Disclosure Letter, and none of the other information or documents furnished to Merger Sub or any of its representatives by the Company or its representatives pursuant to the terms of this Agreement is, to the knowledge of the Company, false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.
Section 5.27    Disclaimer of Other Representations and Warranties.
The representations and warranties set forth in Article V are the only representations and warranties made by the Company with respect to the Company or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in Article V, the Company makes no warranty, express or implied, as to any matter whatsoever relating to the Acquired Companies or any other matter relating to the transactions contemplated by this Agreement including as to (a) the operation of the business of the Company after the Closing in any manner or (b) the probable success or profitability of the business of the Company after the Closing.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MERGER SUB
Merger Sub represents and warrants to the Company as of the date hereof and as of the Closing Date as follows as follows:
Section 6.1    Organization, Standing and Power.
Merger Sub (a) is an exempted company incorporated with limited liability, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that individually or in the aggregate, have not had, and would not reasonably be expected to have, a Merger Sub Material Adverse Effect. For purposes of this Agreement, "Merger Sub Material Adverse Effect" means any event, change, circumstance, effect or state of facts that, either individually or in the aggregate: (A) is materially adverse to (1) the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of Merger Sub, other than the effects of any event, change, circumstance, effect or state of facts arising out of or attributable to changes in general economic, business, regulatory, political or market conditions or in national or global financial markets (only to the extent such effects do not, individually or in the aggregate, disproportionately impact Merger Sub), or (2) the announcement or pendency of this Agreement and the transactions contemplated hereby, or the performance of this Agreement and the transactions contemplated hereby, or (B) prevents or materially impedes, interferes with, hinders or delays the performance by Merger Sub of its obligations under this Agreement or the consummation of its obligations under this Agreement or the consummation of the Offer, the Merger, or the other transactions contemplated hereby.
Section 6.2    Authority.
Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by the board of directors of Merger Sub, and except for the shareholders' approval no other corporate proceedings on the part of Merger Sub are necessary to approve this Agreement, or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing with the Investment Commission, the Hsinchu Science Park Administration, and the Cayman Islands Registrar of Companies. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).
Section 6.3    No Conflict; Consents and Approvals.
The execution, delivery and performance of this Agreement by the Merger Sub, and the consummation by the Merger Sub of the transactions contemplated hereby, do not and will not, except, in the case of clauses (ii) through (iv), as would not reasonably be expected to have a Material Adverse Effect, (i) conflict with or violate the Company Constituent Documents, (ii) assuming that all consents, approvals and authorizations have been obtained and all filings have been made, conflict with or violate any Law or any settlement, injunction or award of any Governmental Authority, in each case that is applicable to the Merger Sub, (iii)  result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of guaranteed payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Merger Sub is a party or by which the Merger Sub is bound, or (iv)  result in the creation of any Lien upon any of the assets of the Merger Sub.
Section 6.4    Ownership of Merger Sub.
The authorized share capital of Merger Sub consists of 10,000,000,000 shares, 3,021,465,271.47 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Closing Date will be, owned directly or indirectly by Parent.
Section 6.5    Available Funds.
At the Closing Date Merger Sub will have all funds necessary for the payment of the aggregate Merger Consideration, and sufficient for the satisfaction of all of Merger Sub's obligations under this Agreement, and, in connection therewith, no portion of the aggregate Merger Consideration will be financed with the proceeds from indebtedness for borrowed funds (other than internal loans from its Affiliates, all of which are available as of the date hereof and will be available on the Closing Date).
Section 6.6    Independent Investigation.
The Merger Sub hereby acknowledges and agrees that other than the representations and warranties set forth in Article V, none of the Company, any of their Affiliates, or any of their respective officers, directors, employees, agents, representatives or stockholders make or have made any representation or warranty, express or implied, at law or in equity, as to any matter whatsoever.
ARTICLE VII
COVENANTS AND ADDITIONAL AGREEMENTS
Section 7.1    Conduct of Business of the Company.
(a)    The Company covenants and agrees that, during the period from the date hereof until the Transition Date, except (i) as contemplated by this Agreement, (ii) as required by applicable Law or (iii) if Merger Sub otherwise provides its prior consent in writing, the Company shall conduct, and shall use commercially reasonable efforts to (u) ensure that each of the Acquired Companies conducts, its business in the ordinary course of business consistent with past practice, (v) preserve intact in all material respects its current business organization, (w) maintain in all material respects its assets and properties in good repair and condition, (x) maintain in all material respects its relations with customers, suppliers and other Persons with which it has material business relations, (y) keep available the services of its present key officers and key employees, and (z) use commercially reasonable efforts to keep in full force all insurance policies.
(b)    Without limiting the generality of Section 7.1(a), between the date of this Agreement and the Transition Date, except (i) specifically permitted elsewhere by this Agreement or (ii) if Merger Sub provides its prior consent in writing (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:
(i)    amend the articles of incorporation or bylaws (or equivalent organizational documents) of any Acquired Company except for the proposed amendments submitted to the 2014 annual shareholders’ meeting which have been disclosed to the Merger Sub as of the date hereof.
(ii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization except for the Merger contemplated by this Agreement;
(iii)    issue, deliver or sell any security of any Acquired Company or grant any equity-based compensation award, other than the issuance of Shares by the Company to its employees upon the valid exercise of outstanding equity awards;
(iv)    declare, set aside or pay any dividend or other distribution, payable in cash, stock, property or any combination thereof, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries, and the distribution in the form of cash to the shareholders, the employees and the directors, as applicable, resolved to be distributed in the 2014 annual shareholders’ meeting);
(v)    split, subdivide or reclassify its capital stock, or enter into any agreement with respect to the voting of any of the Company's capital stock or other securities or the capital stock or other securities of a Subsidiary of the Company;
(vi)    make any capital expenditure, or any commitment with respect thereto, other than (A) pursuant to Contracts disclosed to Merger Sub prior to the date hereof, or (B) in the ordinary course of business consistent with past practice in an amount not to exceed NT$3,000,000 individually or NT$5,000,000 in the aggregate;
(vii)    (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein or (B) sell, lease or license any property or any assets, other than (1) sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice, (2) incoming technology licenses for technology other than CAD systems, each in an amount not to exceed NT$3,000,000 individually, (3) pursuant to Contracts in effect on the date hereof , or (4) the lease for the new office in Shenzhen;
(viii)    enter into any material joint venture or partnership;
(ix)    enter into any transactions with any Affiliate that would be required to be disclosed on Section 5.26 of the Company Disclosure Letter if engaged in prior to the date hereof;

(x)    (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any indebtedness for borrowed money or issue any debt securities other than the renewal of Contracts for indebtedness disclosed in Section 7.1(x) of the Company Disclosure Letter, or (C) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of another Person (other than the Company or any of its Subsidiaries), other than pursuant to Contracts in effect on the date hereof;
(xi)    except to the extent required by applicable Law, or the terms of any Company Plan, and except as contemplated by Section 7.7, or as to the annual increase of monthly salary in July 2014 with a budget of no more than 3% of current total monthly salary for all employees and the Officers of all the Acquired Companies which is specifically Disclosed in Section 5.11(a) of the Company Disclosure Letter as part of the Company Plan (A) increase the compensation or benefits of any current or former director, officer or consultant of the Company or any of its Subsidiaries , (B)  increase the compensation or benefits of any current or former employee (other than an officer) of the Company or any of its Subsidiaries, (C) except for the restricted shares awards plan and the proposed distribution of employee cash bonuses to be submitted to the June 13rd, 2014 Company shareholders' meeting, amend, terminate or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan or employment or severance agreement, (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (E) fail to make any required contributions under any Company Plan, (F) hire or terminate the employment, or modify the contractual relationship of, any officer whose position is VP or higher ("Officer") or consultant of the Company or any of its Subsidiaries except for termination due to the officer’s material breach of its employment agreement and/or in violation of applicable laws, (G) hire or terminate the employment, or modify the contractual relationship of, any employee (other than an Officer) of the Company or any of its Subsidiaries except for termination due to the occurrence of the events provided under Article 12 of the Labor Standard Act, hiring employees which, given effect of such hiring, will result in the total number of employees of all Acquired Companies not to exceed the total number of the employees as shown in the Company Disclosure Letter by 15 persons or more and/or hiring employee to whom the offer letter has been sent before the date hereof, or (H) pay any other compensation or remuneration to (or make any advance with respect to) any Person for his or her service as a director of any Acquired Company for any period commencing on or after January 1, 2014 other than the regular payment to the independent directors, the payments to directors pursuant to the resolution adopted in 2014 annual shareholders’ meeting in an amount consistent with past practice and/or the payment of traffic allowances to director(s) who attend the board meeting;
(xii)    make any material change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(xiii)    (A) fail to file any Tax Return when due (after giving effect to any extensions of time in which to make such filings), (B) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case except as required by applicable Law, or (C) make, change or rescind any Tax election, settle or compromise any Tax liability or refund, file any amended Tax Return involving an amount of additional Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns) in each case, except as required by applicable Law;
(xiv)    (A) pay, discharge, waive, settle, compromise, release or satisfy any claim, liability or obligation that is not an Action, other than payment, discharge, waiver, settlement, release or satisfaction of claims reflected or reserved against in full in the balance sheet of March 31, 2014 or incurred since the date of the Balance Sheet of March 31, 2014 in the ordinary course of business consistent with past practice, and other than the satisfaction or performance by the Company and its Subsidiaries of their respective obligations in accordance with the applicable terms thereof under Contracts in effect on the date hereof and Contracts permitted under this Section 7.1 to be entered into on or following the date hereof or (B) other than in connection with the ordinary course settlement of disputes with customers, accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to the Company or any of its Subsidiaries, with or without recourse, including any rights or claims associated therewith that are not, and could not in the aggregate be, material to the Company;
(xv)    enter into, amend in any material respect or terminate (other than a termination in accordance with its terms) any Material Contract or Contract that would be a Material Contract had it not been amended or early terminated;
(xvi)    effectuate a layoff as defined in the Protective Act for Mass Redundancy of Employees;
(xvii)    create any Subsidiary;
(xviii)    forgive any loans to any employees, officers or directors of the Company or any of its subsidiaries;
(xix)    enter into or amend any collective bargaining agreements;
(xx)    except as required by applicable laws or GAAP, revalue in any materials respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
(xxi)    except as required by applicable laws or this Agreement, convene any regular or special meeting (or any adjournment or postponement thereof) of the shareholders of the Company other than the June 13rd, 2014 Company shareholders' meeting; or
(xxii)    agree to, authorize, or enter into any Contract obligating it to take any of the actions described in Sections 7.1(b)(i) through 7.1(b)(xvii).

(c)    From and after the date hereof and prior to the Transition Date, and except as may otherwise be required by applicable Law, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any action that is intended to or that would reasonably be expected to (a) materially adversely affect or materially delay the ability of Company or any of its Subsidiaries to obtain any necessary approvals of any Governmental Authority necessary for the consummation of the transactions contemplated hereby or to perform its covenants or agreements set forth herein, (b) cause its representations and warranties set forth in Article IV to be untrue in any material respect or (c) otherwise, individually or in the aggregate, have a Material Adverse Effect.
Section 7.2    Conduct of Business of Merger Sub Pending the Merger.
From and after the date hereof and prior to the Closing Date, and except as may otherwise be required by applicable Law, Merger Sub agrees that it shall not, directly or indirectly, take any action that is intended to or that would reasonably be expected to (a) materially adversely affect or materially delay the ability of Merger Sub to obtain any necessary approvals of any Governmental Authority necessary for the consummation of the transactions contemplated hereby or to perform its covenants or agreements set forth herein, (b) cause its representations and warranties set forth in Article VI to be untrue in any material respect or (c) otherwise, individually or in the aggregate, have a Merger Sub Material Adverse Effect.
Section 7.3    Acquisition Proposals.
(a)    Following the execution hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives (as defined below) to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished by it or on its behalf. The Company shall not terminate, waive, amend, release or modify in any respect any provision of any confidentiality or standstill agreement to which any Acquired Company or any of its Affiliates is a party with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and shall use reasonable best efforts to enforce, to the fullest extent permitted by applicable Law, the provisions of any such agreement, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.
(b)    The Company shall not, and shall cause its Subsidiaries not to, and shall cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and representatives (collectively, "Representatives") not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly facilitate the submission of any inquiries or any proposal or offer constituting, related to or that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding any of the Acquired Companies to any Person (other than Merger Sub and Merger Sub's or the Company's Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person (other than Merger Sub) with respect to any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve or recommend any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any recommendation in support of any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal or (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an Acquisition Proposal.
(c)    The Company shall promptly (and in any event within twenty-four (24) hours) advise Merger Sub in writing of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or inquiry, proposal or offer, and the material terms and conditions thereof) that is made or submitted by any Person prior to the Closing Date. The Company shall keep Merger Sub informed, on a current basis, of the status of, and any financial or other changes in, any such Acquisition Proposal, inquiry, proposal or offer, including providing Merger Sub copies of any correspondence related thereto and proposed documents to effect such Acquisition Proposal.
(d)    Subject to the terms of Section 7.3(e), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw or qualify (or modify in a manner adverse to Merger Sub) the Company Recommendation, the Company Board Determination or the approval of this Agreement, the Merger or any of the other transactions contemplated hereby, take any action (or permit or authorize the Company or any of its Subsidiaries or any of its or their respective Representatives to) inconsistent with the Company Board Determination or the Company Recommendation or resolve, agree or propose to take any such actions (each such action set forth in this Section 7.3(d)(i)(A) being referred to herein as an "Adverse Recommendation Change") or (B) adopt, approve, recommend, propose publicly to adopt, approve or recommend, any Acquisition Proposal, (ii)  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting an Acquisition Proposal, or (iii) resolve or propose publicly to take any such actions.
(e)     The Company Board or any committee may effect an Adverse Recommendation Change at any time prior to obtaining the Company Shareholder Approval, if and only if:
(i)    (A) the Company Board has received a bona fide, written Acquisition Proposal that did not result from a breach of Section 7.3(a), (b) or (c) that constitutes a Superior Proposal, (B) neither the Company nor any of its Subsidiaries shall have breached or violated (or be deemed, pursuant to the terms hereof, to have breached or violated) the provisions of Section 7.3(a), (b) or (c) in any material respect, (C) the Company Board determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal made by Merger Sub pursuant to clause (E) below), that, in light of such Superior Proposal, the failure of the Company Board to effect an Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties to shareholders of the Company under ROC Law, (D) prior to effecting such Adverse Recommendation Change, the Company Board shall have given Merger Sub at least five (5) Business Days' notice thereof (which notice shall include the most current version of such definitive agreement and, to the extent not included therein, the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) and the opportunity to meet with the Company Board and its outside legal counsel during such five (5) Business Day period, all with the purpose and intent of enabling Merger Sub and the Company to discuss in good faith a modification of the terms and conditions of the Offer and/or this Agreement so as to obviate the need for the Company Board to effect an Adverse Recommendation Change, and (E) Merger Sub shall not have made, within five (5) Business Days after receipt of the Company's written notice of its intention to effect an Adverse Recommendation Change, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, is at least as favorable to shareholders of the Company as such Superior Proposal (it being understood that any change to the financial terms or any other material term or condition of such Superior Proposal shall require a new notice pursuant to clause (D) above and a new five (5) Business Day period pursuant to this clause (D)); or
(ii)    (A) an "Intervening Event" as defined below shall have occurred and be continuing, (B) the Company Board determines in good faith (after consultation with outside legal counsel and after considering in good faith any counter-offer or proposal, if any, made by Merger Sub pursuant to clause (D) below), that, in light of such Intervening Event, the failure of the Company Board to effect an Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties to shareholders of the Company under ROC Law, (C) prior to effecting such an Adverse Recommendation Change, the Company Board shall have given Merger Sub at least five (5) Business Days' notice thereof (which notice shall include a written explanation of the Company Board's basis and rationale for proposing to effect such Adverse Recommendation Change) and the opportunity to meet with the Company Board and its outside legal counsel during such five (5) Business Day period, all with the purpose and intent of enabling Merger Sub and the Company to discuss in good faith a modification of the terms and conditions of the Offer and/or this Agreement so as to obviate the need for the Company Board to effect Adverse Recommendation Change, and (D) Merger Sub shall not have made, within five (5) Business Days after receipt of the Company's written notice of its intention to effect an Adverse Recommendation Change, a counter-offer or proposal that the Company Board reasonably determines in good faith, after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, would obviate the need for the Company Board to effect such Adverse Recommendation Change. For these purposes, an "Intervening Event" means a material fact, event, change, development or set of circumstances occurring or existing after the date of this Agreement with respect to the business, operations, financial condition or results of operations of either the Parent or the Merger Sub or of the Company or any of its Subsidiaries (and not relating in any way to (x) an Acquisition Proposal or (y) any fluctuation in the market price or trading volume of the Shares, in and of itself) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement.

(f)    Any action inconsistent in any material respect with any provisions set forth in this Section 7.3 that is taken by any Representative of the Company or any of its Subsidiaries that if taken or not taken by the Company would constitute a breach of this Section 7.3 shall be deemed a breach of this Agreement by the Company.
Section 7.4    Shareholders' Meeting.
As soon as practicable after the Minimum Shares are tendered during the Offer Period or expiration of the Offer Period, whichever comes first, the Company, acting through the Company Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose(s) of (x) seeking to obtain the Company Shareholder Approval (the "Company Shareholders' Meeting"), and, (y) in the case that the Minimum Shares are tendered during the Offer Period, of electing of all the directors of the Company before expiration of their term of office, (ii) solicit the Company Shareholder Approval that the shareholders of the Company vote in favor of the adoption and approval of this Agreement and the Merger and the election of all the directors, if applicable, and (iii) in the case that the Minimum Shares are tendered during the Offer Period, convene one or more Company Board meetings, each at a date designated by Merger Sub after consultation with the Company, to adopt the resolution to appoint the officer(s) nominated by Merger Sub to participate in and manage the business and finance operations of the Company. Merger Sub shall vote all Shares acquired in the Offer (and all Shares otherwise owned by Merger Sub or any of its Affiliates as of the applicable record date) in favor of the adoption and approval of this Agreement and the Merger in accordance with applicable Law at the Company Shareholders' Meeting.
Section 7.5    Access to Information; Confidentiality.
(a)    From the date hereof to the Closing Date or the earlier termination of this Agreement, upon reasonable prior notice and to the reasonable extent at the Company’s discretion and to the extent permissible by applicable Laws, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries, officers, Directors and Representatives to, afford to Merger Sub and its Representatives reasonable access without undue interruption during normal business hours, consistent with applicable Law, to the Company's officers, employees, properties, offices, other facilities and books and records, and shall furnish Merger Sub and its Representatives with all financial, operating and other data and information as Merger Sub and its Representatives shall reasonably request. In particular, but without limitation, upon reasonable prior notice and to the reasonable extent at the Company’s discretion, from and after the date of this Agreement, Merger Sub and its agents, contractors and representatives shall have the right and privilege of entering upon all properties leased or occupied by the Company or any of its Subsidiaries and of reviewing the Company's books and records regarding such properties from time to time as needed to make any inspections, evaluations, surveys or tests which Merger Sub may deem necessary or appropriate. Merger Sub and the Company agree to mutually cooperate in testing the Company's IT systems for compatibility and interoperability with Parent's IT systems and in other like matters as reasonably requested by Parent prior to Closing. Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the confidentiality agreement between the Company and Parent dated as of December 3, 2013 (the "Confidentiality Agreement"), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 7.6    Further Action; Efforts.
Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, and no party hereto shall fail to take or cause to be taken any action that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, if required, appropriate filings under any Antitrust Law, with the expenses associated with such filings to be equally split between Merger Sub and the Company, as promptly as practicable and in any event within five Business Days of the date hereof, and to take all other actions necessary, proper or advisable to obtain as promptly as practicable the expiration or termination of the applicable waiting periods and any necessary approvals, consents or authorizations under the applicable Antitrust Laws.
Section 7.7    Employment and Employee Benefits Matters; Other Plans.
(a)    The Merger Sub shall use its reasonable efforts to communicate with and to keep employees of the Company or any of its Subsidiaries. Without limiting any additional rights that any individual who is an employee of the Company or any of its Subsidiaries at the Closing Date (each, a "Company Employee") may have under any Company Plan, except as otherwise agreed in writing between Merger Sub and a Company Employee, the Surviving Corporation and each of its Subsidiaries shall employ Company Employees who accept an offer of employment from the Surviving Corporation pursuant to terms and conditions no less favorable than those provided to such employees immediately prior the Closing. Subject to the foregoing, nothing in this Agreement shall prevent the amendment or termination of any Company Plan in accordance with the Company Plan's terms or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform to or comply with applicable Law.
(b)    As of and after the Closing Date, Surviving Corporation will give Company Employees who accept an offer of employment from the Surviving Corporation full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of post-employment welfare benefits or severance benefits), under any employee compensation, incentive and benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Closing Date by the Surviving Corporation (each a "Merger Sub Plan") for the Company Employees' service with the Company, its Subsidiaries and their predecessor entities to the same extent recognized under similar Company Plans immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.
(c)    Nothing herein shall be deemed to be a guarantee of employment for any Company Employee or any other employee of the Surviving Corporation or any of its Subsidiaries

for any period of time, or to restrict the right of the Surviving Corporation or any of its Subsidiaries, to terminate or cause to be terminated any employee at any time for any or no reason with or without notice. Notwithstanding the foregoing provisions of this Section 7.7, nothing contained herein, whether expressed or implied, (i) shall be treated as an amendment or other modification of any Company Plan or any Merger Sub Plan or any other employee benefit plan, program or arrangement or the establishment of any employee benefit plan, program or arrangement or (ii) shall limit the right of Surviving Corporation or any of their respective Subsidiaries to amend, terminate or otherwise modify (or cause to be amended, terminated or otherwise modified) any Company Plan, Merger Sub Plan or any other employment benefit plan, program or arrangement following the Closing Date in accordance with its terms. Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 7.7 are included for the sole benefit of Merger Sub, the Company, the Surviving Corporation and their respective Subsidiaries, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (A) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of the Company or the Surviving Corporation or any of their respective Subsidiaries or (B) to continued employment with the Company, the Surviving Corporation, or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.
Section 7.8    Indemnification of Officers and Directors.
(a)    For a period of 6 years after the Transition Date, Merger Sub shall cause the Surviving Corporation to maintain in effect the Company's current directors' and officers' liability insurance covering each Person currently covered by the Company's directors' and officers' liability insurance policy (an accurate and complete copy of which has been heretofore made available to Merger Sub) for acts or omissions occurring prior to the Closing Date; provided, however, that: (i) the Surviving Corporation may substitute therefore one or more "tail" policies, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the material terms of the Company's existing policies as of the date hereof, or (ii) Merger Sub may request that the Company obtain such extended reporting period coverage under the Company's existing insurance programs (to be effective as of the Closing Date); and provided, further, that in no event shall the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 7.8(a) in excess of 150% of the amount of the aggregate premiums paid by the Company for 2013 for such purpose, it being understood that the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount.
(b)    In the event that the Surviving Corporation or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that its successors and assigns assume the obligations set forth in this Section 7.8.

(c)    The provisions of this Section 7.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Person currently covered by the Company's directors' and officers' liability insurance policy, his or her heirs and his or her legal representatives.
Section 7.9    Notification of Certain Matters.
The Company and Merger Sub shall promptly notify each other of (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 7.9 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party sending or receiving such notice; and (b) the receipt of any written communication received from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or from any Governmental Authority in connection with the transactions contemplated by this Agreement.
Section 7.10    Litigation.
The Company shall provide Merger Sub with prompt notice of and copies of all proceedings and correspondence relating to any Action against the Company, any of its Subsidiaries or any of their respective directors or officers arising out of or relating to this Agreement or the transactions contemplated by this Agreement. To the extent such Action is by any shareholder of the Company, the Company shall give Merger Sub the opportunity to participate in the defense or settlement of any such shareholder Action, shall give due consideration to Merger Sub's advice with respect to such shareholder Action and shall not settle or offer to settle any such Action without the prior written consent of Merger Sub, which shall not be unreasonably withheld, conditioned or delayed.
Section 7.11    Public Announcements.
Prior to the Closing Date, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statement or disclosure with respect to the Merger, the Offer, or any of the transactions contemplated hereby and neither shall issue any such press release or make any such public statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party proposing to issue such press release or make such public statement or disclosure shall first, to the extent practicable, consult with the other party about, and allow the other party reasonable time to comment in advance on, such press release, public announcement or disclosure. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 7.12    Transfer Taxes.
Except as provided for in Section 4.4, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by either the Company or the Surviving Corporation in accordance with the applicable Laws. The Company and Merger Sub shall cooperate in the preparation, execution, and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.
Section 7.13    Company Stock Options.
(a)    Immediately after the date of this Agreement, upon request from the Merger Sub, the Company shall provide further information to the Merger Sub in relation to the Company Plan pursuant to which such Company Stock Option was granted and the execution status thereof.
(b)    On or prior to the Closing Date, to the extent permissible by applicable Law, the Company Board shall meet and adopt such resolutions, and the Company shall take all necessary actions to approve the amendments to the relevant documents of the Company to ensure that the arrangements described in Section 4.2 can be consummated at the Closing. Promptly following the taking of such actions, the Company shall, after consultation with Merger Sub, deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Equity Plans and this Agreement. Merger Sub and its counsel shall be given a reasonable opportunity to review and comment on any such notices prior to the mailing thereof to the holders of Company Stock Options, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Merger Sub and its counsel.
Section 7.14    Merger Sub Regulatory Approvals.
Following the commencement of the Offer, Merger Sub shall, and if applicable, Merger Sub shall cause its Affiliates to, promptly prepare and file all necessary documentation as soon as practicable, and shall use their reasonable best efforts to obtain as soon as practicable, all domestic and foreign regulatory approvals, corporate actions and third party consents and waivers necessary to be obtained by Merger Sub to consummate the Offer and Merger. Merger Sub agrees to provide updates of the progress of such approvals upon request of the Company.
Section 7.15    Insurance Policies.
The Company shall take all actions reasonably necessary to ensure that all of its current and legacy insurance policies are available for the benefit of the Surviving Corporation, including with respect any instances where an occurrence and/or claim takes place before the Closing and is not made known until after the Closing.

Section 7.16    Non-Solicitation.
Unless otherwise agreed to in writing by the Company, during the period commencing on the date of this Agreement and ending on (i) the Closing Date or, (ii) in the event this Agreement is terminated, eighteen (18) months after the date on which this Agreement is terminated, the Merger Sub will not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, call upon any Person, who is, at the time the Person is called upon, an employee of any of the Acquired Company for the purpose or with the intent of soliciting such employee away from or out of the employ of the Acquired Company, or employ or offer employment to any Person who is employed by the Acquired Company, unless such Person (i) responds to any advertisement that is not specifically directed to employees of the Acquired Company, (ii) approaches the Merger Sub on his/her own initiative, or (iii) is solicited by a third party recruiter that did not receive such Person's name or the Company name from the Parent or Merger Sub.
Section 7.17    Employee Matters.
The Company shall terminate, effective as of the day immediately preceding the date the Company becomes a member of the same controlled group of corporations as the Parent, meaning the date that 80% of Company Stock has been tendered and accepted for payment in the Offer, (the "401(k) Termination Date"), any and all 401(k) plans maintained by the Company or any of its Subsidiaries, unless Merger Sub provides written notice to the Company that such 401(k) plan(s) shall not be terminated. The Company shall provide Merger Sub evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The form and substance of such resolutions shall be subject to the reasonable review and approval of Merger Sub, which shall not be unreasonably withheld or delayed. As soon as practicable following the 401(k) Termination Date, Parent shall permit all continuing employees who were eligible to participate in any 401(k) plan maintained by the Company or any of its Subsidiaries immediately prior to the 401(k) Termination Date to participate in Parent's 401(k) plan, subject to the terms and conditions of the Parent 401(k) plan, and shall permit each such participating continuing employee to elect to transfer his or her account balance when distributed from any terminated 401(k) plan maintained by the Company or any of its Subsidiaries, including any outstanding participant loans from such 401(k) plans, to Parent's 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of the Parent 401(k) plan. Nothing contained herein shall be construed as requiring Parent, the Company or any of their Affiliates to continue any specific benefit plan or program, or to continue the employment of any specific person. No provision of this Agreement shall be construed to create any right to any compensation or benefits on the part of any continuing employee or other future, present or former employee of Merger Sub, Parent, the Company or their respective Affiliates. Section 7.17 is intended to be for the sole benefit of the parties to this Agreement, and nothing in Section 7.17 or elsewhere in this Agreement shall be deemed to confer upon any other person any rights or remedies hereunder or make any employee or other service provider of the parties or their respective Subsidiaries a third party beneficiary of this Agreement. No provision of this Agreement shall operate as an amendment to any benefit plan maintained by the Company or Merger Sub, Parent or their respective Affiliates. Further, Parent, Merger Sub, the Company and their respective Affiliates retain the right to amend or terminate their benefit plans at any time and from time to time, subject to the provisions of this Agreement and the terms of such plans.
ARTICLE VIII
CONDITIONS PRECEDENT
Section 8.1    Conditions to Each Party's Obligations to Effect the Merger.
The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions any and all of which may be waived, in whole or in part, by Merger Sub and the Company, to the extent permitted by applicable Law:
(a)    Antitrust Laws. If required under applicable Antitrust Laws, the applicable waiting period (and any extension thereof) under such Antitrust Laws in respect of the transactions contemplated hereby shall have expired or been terminated.
(b)    Shareholder Approval. The Company Shareholder Approval (if required by applicable Law) shall have been obtained.
(c)    Regulatory Approvals. All necessary regulatory approvals for the consummation of the Merger contemplated hereby shall have been obtained.
(d)    No Injunctions. No Governmental Authority of competent jurisdiction shall have issued or promulgated an order, decree, injunction or ruling or taken any other action enjoining or otherwise preventing the consummation of the Merger.
(e)    No Illegality. No applicable Law shall have been enacted, entered, enforced, issued or put in effect that prohibits or makes illegal the consummation of the Merger.
(f)    No Termination. This Agreement shall not have been terminated in accordance with its terms.
(g)    Representations and Warranties. Each of the representations and warranties of the other party set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Transition Date, or the Closing Date, in case there is no Transition Date before the Closing Date.
(h)    Covenants and Agreements. The other party shall have performed or complied with in all material respects each of its obligations, covenants and agreements under this Agreement required to be performed or complied with at or prior to the Transition Date, or the Closing Date, in case there is no Transition Date before the Closing Date
Section 8.2    Conditions to Merger Sub's Obligations to Effect the Merger.

The obligations of Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following condition, which may be waived, in whole or in part, by Merger Sub, to the extent permitted by applicable Law:
(a)    No Material Adverse Effect. No condition, event, change, circumstance, effect, state of facts or development shall have occurred or exist that, individually or in the aggregate with any other event, change, circumstance, effect, state of facts or development, has had or could reasonably be expected to have a Material Adverse Effect at or prior to the Transition Date, or the Closing Date, in case there is no Transition Date before the Closing Date. The determination as to whether a Material Adverse Effect has occurred shall not be affected or deemed waived by reason of any investigation made by or on behalf of Merger Sub (including by any of its Representatives) or by reason of the fact that Merger Sub or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
(b)    Proprietary Inventions or Confidentiality Agreement. Each of the Company Employees and Company consultants shall have entered into a proprietary inventions and confidentiality agreement with the Company or its Subsidiary in form and substance reasonably satisfactory to Merger Sub.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.1    Termination.
This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, whether before or after receipt of the Company Shareholder Approval, provided that the party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give notice of such termination to the other party, only as follows:

(a)    by mutual written agreement of Merger Sub and the Company; or
(b)    by either Merger Sub or the Company, if (i) the Company Shareholders' Meeting shall have been held and the Company Shareholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof, or (ii) any applicable Law makes consummation of the Merger illegal or any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order enjoining, restraining or otherwise prohibiting the consummation of the Merger; or
(c)    by either Merger Sub or the Company, if the Closing shall not have occurred on or before March 31, 2015 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before the Termination Date; or
(d)    by the Company, in the event (A) of a breach of any covenant or agreement on the part of Merger Sub set forth in this Agreement or (B) that any of the representations and warranties of Merger Sub set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of the Transition Date, or the Closing Date, in case there is no Transition Date before the Closing Date; provided, however, that notwithstanding the foregoing, in the event that such breach by Merger Sub or such inaccuracies in the representations and warranties of Merger Sub are curable by Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) until the earlier to occur of (1) thirty (30) calendar days after delivery of written notice from the Company to Merger Sub of such breach or inaccuracy, as applicable or (2) the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if such breach or inaccuracy by Merger Sub is cured within such period or if the Company is then in material breach of any covenant, agreement, representation or warranty contained in this Agreement; or
(e)    by the Company, prior to obtaining the Company Shareholder Approval, provided that (A) in accordance with Section 7.3(e)(i), the Company Board has effected an Adverse Recommendation Change, and (B) immediately prior to the termination of this Agreement, the Company pays to Merger Sub the Termination Fee Amount payable pursuant to Section 9.3(b)(ii); or
(f)    by Merger Sub, in the event (A) of a breach (or deemed breach pursuant to the terms of this Agreement) of any covenant or agreement on the part of the Company set forth in this Agreement (without regard to whether such breach or violation results in an Acquisition Proposal) or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts, then Merger Sub shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until the earlier to occur of (1) thirty (30) calendar days period after delivery of written notice from the Merger Sub to the Company of such breach or inaccuracy, as applicable, or (2) the Termination Date (it being understood that Merger Sub may not terminate this Agreement pursuant to this Section 9.1(f) if such breach or inaccuracy by the Company is cured within such period or if Merger Sub is then in material breach of any covenant, agreement, representation or warranty contained in this Agreement; or
(g)    by Merger Sub, in the event that a Triggering Event shall have occurred. For all purposes of and under this Agreement, a "Triggering Event" shall be deemed to have occurred if, prior to the Closing, any of the following shall have occurred: (A) the Company shall have breached or violated (or be deemed, pursuant to the terms thereof, to have breached or violated) the provisions of Section 7.3 in any material respect (without regard to whether such breach or violation results in an Acquisition Proposal); (B) the Company Board or any committee thereof shall have for any reason effected an Adverse Recommendation Change; (C) the Company Board or any committee thereof shall have for any reason approved, or recommended that shareholders of the Company approve, any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); (D) the Company shall have entered into a letter of intent, memorandum of understanding or Contract accepting or agreeing to discuss or negotiate any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal); or (E) following the date any bona fide Acquisition Proposal is first publicly announced, the Company Board shall have failed to issue a press release that unconditionally reaffirms the Company Recommendation within five (5) Business Days after Merger Sub delivers to the Company a request in writing to do; or
(h)    by the Merger Sub, in the event that a Material Adverse Effect has occurred after the date of this Agreement.
Section 9.2    Effect of Termination.
In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 7.11 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment or Supplement), Section 9.5 (Extension of Time; Waiver) and Article X (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, neither Merger Sub nor the Company shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, but shall not include punitive damages, lost profits or consequential, exemplary, indirect, incidental or special damages) arising out of its intentional breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.
Section 9.3    Fees and Expenses.
(a)    General. Except as may otherwise be agreed to hereunder or in other writing by the parties, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.
(b)    Company Payment.
(i)    In the event that this Agreement is terminated pursuant to Section 9.1(g), within five (5) Business Days after demand by Merger Sub, the Company shall pay to Merger Sub a fee equal to NT$343,182,610 (the "Termination Fee Amount") by wire transfer of immediately available funds to an account or accounts designated in writing by Merger Sub.
(ii)    In the event that this Agreement is terminated pursuant to Section 9.1(e), prior to and as a condition to the effectiveness of such termination, the Company shall pay to Merger Sub a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Merger Sub.
(iii)    The Company shall pay to Merger Sub a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Merger Sub, within five (5) Business Days after demand by Merger Sub, in the event that (A)(1)  this Agreement is terminated pursuant to Section 9.1(b)(i) or Section 9.1(c) (other than the termination is due to the non-satisfaction of conditions set forth in Section 8.1(c), (d), (e), or due to termination by Company as permitted by Sections 8.1 (g) and (h) ) or (2) this Agreement is terminated pursuant to Section 9.1(f), (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement (in the case of any termination referred to in clause (A)(1) above) or prior to the breach or inaccuracy that forms the basis for the termination of this Agreement (in the case of any termination referred to in clause (A)(2) above), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (C) within twelve (12) months following such termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or the Company enters into a definitive agreement with respect to an Acquisition Transaction (whether or not the Acquisition Transaction referenced in the preceding clause (B)) (for purposes of this Section 9.3(b)(iii), the references to "10%" in the definition of "Acquisition Transaction" shall be deemed to be a reference to "50%.")
(c)    Merger Sub Payment. In the event that this Agreement is terminated pursuant to Section 9.1(d), Merger Sub shall within five (5) Business Days after demand by the Company pay to the Company a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by the Company.
Section 9.4    Amendment or Supplement.
This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by written agreement of the parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the Closing Date, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
Section 9.5    Extension of Time; Waiver.
At any time prior to the Closing Date, the parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties of the other party or parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other party or parties contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party or parties, as applicable. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Survival of Representations, Warranties and Covenants.
None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Transition Date, other than those covenants or agreements of the parties which by their terms specifically apply, or are to be performed as a whole or in part, after the Transition Date, including, without limitation, the covenants and agreements set forth in Section 7.7. Notwithstanding the foregoing, this Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Transition Date or relates to delivery of the Payment Fund in full on the terms and subject to the conditions set forth in this Agreement.
Section 10.2    Notices.
All notices or other communications required or permitted hereunder shall reference this Agreement, shall be in writing in the English language, shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein) or by overnight courier or by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, five Business Days after the date of mailing, as follows:
(i)    if to Merger Sub or the Surviving Corporation, to:
Microchip Technology (Barbados) II Incorporated
2355 W. Chandler Blvd.
Chandler, AZ 85224USA
Attention: Kim van Herk
Facsimile: 1- 480-792-4112

with copy (which shall not constitute notice) to:

Lee and Li, Attorneys-at-Law
9F, No. 201, Tun Hua N. Road
Taipei 105, Taiwan, R. O. C.
Attention: James Chan, Esq.
Facsimile: 886-2-2713-3966

(ii)    if to the Company, to:
ISSC Technologies Corp.
5F., No.5, Industry East 7th Road, Hsinchu Science Park
Hsinchu City 30077
ROC
Attention: Max Wu
Facsimile: 886-3-5778501

with copy (which shall not constitute notice) to:
Chen & Lin, Attorneys-at-Law
12F, No. 205, Tun Hua N. Road
Taipei 105, Taiwan, R. O. C.
Attention: Jennifer Wang, Esq.
Facsimile: 886-2-2514-7510

Section 10.3    Interpretation.
When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The words "include," "includes" and "including" and words of similar import when used in this Agreement will mean "include, without limitation," "includes, without limitation" or "including, without limitation," unless otherwise specified.
Section 10.4    Entire Agreement.
This Agreement (including the Exhibits hereto) constitutes the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
Section 10.5    Governing Law.
This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the ROC, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the ROC.

Section 10.6    Dispute Reeolution.
(a)    Each of the parties irrevocably agrees that any dispute, legal action or proceeding arising out of or relating to this Agreement (an "Arbitrable Dispute") brought by any party or its successors or assigns shall be brought and determined to be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Section 10.6 shall prevent a party from seeking specific performance as contemplated by Section 10.8 from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.
(b)    Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore administered by the Singapore International Arbitration Centre ("SIAC") in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the SIAC Rules. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof, including, without limitation, the Taipei District Court. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator (the "Final Decision"), as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the parties in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the parties, and an order with respect thereto may be entered in any court of competent jurisdiction, including, without limitation, the Taipei District Court.
(c)    Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by SIAC, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.
(d)    The arbitrator shall be mutually agreed upon by Merger Sub and the Company. If the parties are unable to agree within twenty (20) days following submission of the dispute to SIAC by one of the parties, SIAC will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in Section 10.6(e).
(e)    No arbitrator shall have any past or present family, business or other relationship with Merger Sub, Parent, the Company, or any Affiliate, Subsidiary, director or officer thereof, unless following full disclosure of all such relationships, Merger Sub and the Company agree in writing to waive such requirement with respect to an individual in connection with any Arbitrable Dispute.
(f)    The arbitrator shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within sixty (60) days of his designation and to render an award (without written opinion) no later than ten (10) days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by Merger Sub and the Company.

(g)    No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions hereof. The parties agree to act in good faith to promptly exchange relevant documents.
(h)    Merger Sub and the Company will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (i) the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs; and (ii) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.
(i)    The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.
(j)    Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to this Agreement.
Section 10.7    Assignment; Successors.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 10.8    Enforcement.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction over the subject matter thereof, including, without limitation, the Taipei District Court, this being in addition to any other remedy to which such party is entitled at Law or in equity and this right shall include the right of the Company to cause the Offer, the Merger and the transactions contemplated hereby to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. To the extent permitted by laws, each of the parties hereby further waives any requirement under any Law to post security as a prerequisite to obtaining equitable relief and any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus 20 Business Days or (y) such other time period established by the court presiding over such Action.

Section 10.9    Currency.
All references to "US$" in this Agreement refer to United States dollars. All references to "NT$" in this Agreement refer to New Taiwan Dollars.
Section 10.10    Severability.
Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.11    Counterparts.
This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 10.12    Electronic Signature.
This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.
Section 10.13    No Presumption Against Drafting Party.
Each of Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is hereby expressly waived.
Section 10.14    Effect of Prior Knowledge.
The representations, warranties and covenants of the Company shall not be affected or deemed waived by reason of any investigation made by or on behalf of Merger Sub (including by any of its Representatives) or by reason of the fact that Merger Sub or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 10.15    Plan of Merger.
The parties hereto agree to execute and file with the Cayman Islands Registrar of Companies a plan of merger, substantially in the form set forth on Exhibit A hereto, and other documents in accordance with applicable Laws of the Cayman Islands. In the event of any conflict or inconsistency between this Agreement and the document executed or filed hereof, this Agreement shall prevail.
[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Microchip Technology (Barbados) II Incorporated

By: /s/: James Eric Bjornholt
Name: James Eric Bjornholt
Title: Director

Signature Page
Merger Agreement

ISSC Technologies Corp.

By: /s/: Max Wu
Name: Max Wu
Title: Chairman of the Board

Signature Page
Merger Agreement

Exhibit A
Form of the Plan of Merger to be Filed with
the Cayman Islands Registrar of Companies

Plan of Merger

1.	Parties:

(a)
Microchip Technology (Barbados) II Incorporated, an exempted company incorporated with limited liability with company number 250343 and in existence under the laws of the Cayman Islands with its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and having a branch office in the Republic of China (the "ROC") ("Surviving Company"); and

(b)
ISSC Technologies Corp., a company incorporated and in existence under the laws of the ROC having its registered office at 5F., No.5, Industry East 7th Road, Hsinchu Science Park, Hsinchu City 30077, ROC (the "Merging Company")

2.
Capital and shares: Upon the execution of this Plan (i) the authorized share capital of Surviving Company is US$10,000,000,000, divided in 10,000,000,000 shares with a par value of US$1.00 per share, of which 3,021,456,271.47 shares have been issued, and (ii) the authorized capital of the Merging Company is NT$1,000,000,000, divided into 100,000,000 shares with a par value of NT$10 per share, and the paid-in capital of the Company is NT$673,377,040, divided into 67,337,704 shares with a par value of NT$10 per share

3.
Effective date: The closing of the Merger (the "Closing") shall take place as soon as practicable on a date as mutually agreed upon by the board of directors of each of the Surviving Company and the Merging Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date").

4.	Terms and conditions of the Merger:

(a)
The Merger shall have the effects set forth in the relevant provisions of applicable laws. Without limiting the generality of the foregoing, and subject thereto, at the Closing Date, all the property, rights, privileges, powers and franchises of the Merging Company shall vest in the Surviving Company and be transferred to the Taiwan branch office of the Surviving Company, and all debts, liabilities and duties of the Merging Company shall become the debts, liabilities and duties of the Surviving Company and be transferred to the Taiwan branch office of the Surviving Company.

(b)
Each share of the Merging Company issued and outstanding immediately prior to the Closing Date shall thereupon be converted automatically into, and shall thereafter represent, the right to receive NT$143 in cash without interest, and subject to deduction

A-1

for any required withholding tax and any adjustment (the "Merger Consideration"). From and after the Closing Date, all such shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such a share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such share. Each share of the Merging Company owned by the Surviving Company or by the Merging Company immediately prior to the Closing Date shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

5.
The rights and restrictions attaching to the shares in the Surviving Company: Not applicable, as each share of the Merging Company issued and outstanding immediately prior to the Closing Date shall be converted automatically into the right to receive the Merger Consideration in cash without interest, and the shareholder of the Merging Company will not receive any shares in the Surviving Company as a result of the Merger.

6.
Memorandum and Articles of Association: The memorandum of association and articles of association of the Surviving Company immediately prior to Merger shall be its memorandum of association and articles of association after the Merger. No amendments will be made to the memorandum and articles of association of the Surviving Company.

A-2

INDEX OF DEFINED TERMS

Definition	Page
401(k) Termination Date	49
Acquired Companies	2
Acquired Company	2
Acquisition Proposal	2
Acquisition Transaction	2
Action	19
Adverse Recommendation Change	42
Affiliate	2
Agrreement	1
Antitrust Laws	17
Arbitrable Dispute	57
Average Parent Stock Price	12
Assets	27
Book-Entry Shares	12
Business Day	2
Change	5
Closing	9
Closing Date	9
Company	1
Company Board	1
Company Board Determination	1
Company Business	3
Company Constituent Documents	14
Company Data	3
Company Disclosure Documents	18
Company Disclosure Letter	14
Company Employee	45
Company Equity Plans	10
Company Filing Documents	17
Company Inbound Licenses	28
Company IP	3
Company IP Contract	3
Company IT Systems	3
Company Outbound Licenses	28
Company Plan	3
Company Products	3
Company Recommendation	8
Company Registered IP	27
Company Shareholder Approval	16
Company Shareholders Meeting	44
Company Software	4

Company Stock Option	10
Company Web Site	4
Confidentiality Agreement	4
Contract	45
control	4
controlled	4
controlled by	4
Conversion Ratio	11
Copyrights	5
Dissenting Shares	13
Domain Names	5
employee benefit plan	3
Environmental Laws	4
Environmental Permits	4
Final Decision	57
FSC	8
GAAP	4
Governmental Authority	4
GTSM	16
Intellectual Property	4
Intellectual Property Rights	4
Intervening Event	43
knowledge	5
knowledge of the Company	5
Law	5
Leases	25
Leased Real Property	25
Liabilities	5
Lien	5
Material Adverse Effect	5
Material Contract	23
Materials of Environmental Concern	6
Merger	1
Merger Consideration	10
Merger Sub	1
Merger Sub Material Adverse Effect	36
Merger Sub Plan	45
Minimum Shares	8
Merging Company	A-1
MOPS	8
Offer	1
Offer Documents	8
Offer Period	8
Offer Review Committee	8
Officer	39

Open Source Code	6
Outstanding Unexercisable Company Option	11
Parent	1
Patents	4
Payment Fund	12
Permits	19
Person	6
Personal Data	6
Real Property	25
Registered IP	6
Representatives	41
ROC	1
SFB	17
Shares	1
SIAC	57
SIAC Rules	57
Significant Customer	33
Significant Supplier	33
Stock Agent	12
Subsidiary	6
Superior Proposal	7
Surviving Corporation	9
Tax	7
Tax Returns	7
Taxes	7
Termination Date	51
Termination Fee Amount	53
Third Party Leases	25
Trademarks	5
Trade Secrets	5
Transition Date	14
Triggering Event	52
under common control with	4
User Data	7